Exhibit 10.12

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

Longhorn Temple Green Data Center

[***]

DATACENTER LEASE

Between

TEMPLE GREEN DATA LLC|
as Landlord

and

RHODIUM RENEWABLES LLC
as Tenant

Dated

August 31, 2021

TABLE OF CONTENTS

SCHEDULE “2” BASE RENT

EXHIBITS

Exhibit “A”	Depiction of Premises
Exhibit “B-1”	Tenant’s Insurance Requirements
Exhibit “B-2”	Landlord’s Insurance Requirements
Exhibit “C”	Description of the Land
Exhibit “D”	Texas State Law Provisions
Exhibit “E”	Intentionally Omitted
Exhibit “E-1”	Commissioning Criteria
Exhibit “F”	Service Level Agreement
Exhibit “G”	Exclusions from Operating Expenses
Exhibit “H”	Commencement Date Notice
Exhibit “I”	Letter of Credit Provisions
Exhibit “J”	Landlord Improvements; Substantial Completion; Milestones; Construction Documents
Exhibit “J-1(a)”	Technical Specifications
Exhibit “J-1(b)”	Site Plan
Exhibit “J-1(c)”	Preliminary Design Drawings
Exhibit “J-2”	Overall Project Schedule
Exhibit “J-3”	Intentionally Omitted
Exhibit “J-4”	Defined Terms
Exhibit “J-5”	Recognized Development Costs
Exhibit “K”	Datacenter Rules and Regulations
Exhibit “M”	Form of Memorandum of Lease
Exhibit “N”	Intentionally Omitted
Exhibit “O”	Permitted Encumbrances
Exhibit “P”	Construction Coordination Requirements
Exhibit “Q”	Division of Responsibility - Electrical Infrastructure

SCHEDULE “1”

CERTAIN DEFINED TERMS

As used and when used in this Lease, the following terms and phrases shall have the respective meanings set forth below whether used in the singular or plural form. Other capitalized terms used in the Lease may be defined in the body of the Lease or in an Exhibit, including Exhibit “J-4”.

“ACM” shall mean and refer to asbestos, asbestos-containing materials or presumed asbestos-containing materials.

“Additional Rent” shall mean and refer to all amounts (other than Base Rent) payable by Tenant to Landlord pursuant to this Lease, whether or not denominated as such.

“Affiliate” (and any variation thereof) shall mean, with respect to any Person (each, a “Subject Person”) (i) any other Person that directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, the Subject Person, (ii) any Person owning or Controlling the Subject Person, or (iii) any other Person in which the Subject Person (or any Affiliate of the Subject Person under the terms hereof), directly or indirectly through one or more intermediaries, is a general partner or a managing member or a controlling joint venturer or otherwise acts in a similar capacity.

“AHJ Delay” or “Authority Having Jurisdiction Delay” means any delay in the Construction Start Date or in any Commencement Date, to the extent caused by a governmental authority’s failure to process or issue a required approval, or to the extent caused by transmission system owner’s delay in approving, constructing or commissioning the Substation and its associated interconnection facilities, in each case without breach, fault or neglect of Landlord, any architect, engineer, contractor, consultant, supplier, vendor or other party engaged by or on behalf of Landlord or any of such parties or anyone for whom they are responsible (including, without limitation, (i) failure to prepare Design Documents in full compliance with Applicable Laws and all Approvals and all requirements of each transmission system owner and any interconnection and similar agreements, (ii) failure to submit to any governmental authority asserting jurisdiction and/or transmission system owner all applications and supporting materials required in order to obtain any permit or approval on a timely basis, and any necessary information to correct or complete any incorrect or incomplete submission, sufficiently in advance of the time needed in order to allow time for processing and follow-up questions and requests, (iii) failure to perform all construction and related activities in full compliance with all Approvals, Applicable Laws and all requirements of each transmission system owner and any interconnection and similar agreements, (iv) failure to timely submit to any governmental authority asserting jurisdiction and/or transmission system owner any all applications and supporting materials required in order to obtain such certificates of occupancy or any inspection, sign-offs, acceptance or approval, and (v) failure to supply, on a timely basis, necessary information to correct or complete any incorrect or incomplete submissions); provided, however, that the aggregate limitation of AHJ Delay or Authority Having Jurisdiction Delay shall not exceed one hundred and eighty (180) calendar days; provided further that the aggregate limitation of AHJ Delay shall be extended an addition ninety (90) calendar days, for delays caused by the transmission system owner in connection with the interconnection facilities (“Interconnection Delays”); provided further that the foregoing limitation on AHJ Delay, including Interconnection Delays, shall not apply to the extent such AHJ Delay is caused by Tenant’s wrongful or negligent actions or by Tenant’s breach of an affirmative obligation. For the avoidance of doubt, an Interconnection Delay shall be considered an AHJ Delay.

“Alterations” shall have the meaning set forth in Section 8.3.

“Applicable Laws” shall mean and refer to (a) all laws, ordinances, building codes, rules, regulations, orders and directives of any governmental authority now or hereafter having jurisdiction over the Property, (b) all covenants, conditions and restrictions now or hereafter affecting the Property, and (c) all rules, orders, regulations and requirements of any applicable fire rating bureau or other organization performing a similar function for the Property.

“Applicable Security Deposit Laws” shall mean and refer to laws, rules and regulations applicable to security deposits under commercial leases substantially similar to this Lease in the State in which the Property is located.

“Back-Up Power Specifications” shall mean and refer to the specific elements of back-up power that are described in Item 2 of Exhibit “F”, Table A.

“Bankruptcy Code” shall mean and refer to Title 11 of the United States Code.

“Base Rent” shall mean and refer to the amounts of Base Rent set forth in Item 8 of the Basic Lease Information.

“Building” shall mean and refer to (i) each of Powered Shells A and B, as it relates to Tenant’s occupancy of each Powered Shell, and (ii) the Operational Space, as it relates to Tenant’s occupancy of such building.

“Building Systems” shall mean and refer to the Building and/or Property systems and equipment, including, without limitation, all fire/life safety, electrical, HVAC (Operational Space only), the Powered Shell Air Circulation System, plumbing or sprinkler, access control (including, without limitation, Landlord’s Access Control Systems), mechanical, and telecommunications systems and equipment.

“Campus Security Services” shall include (1) security for the check-in desk in the Operational Space, (2) controlling overall ingress and egress to the Site, and (3) patrolling access in and out of the Powered Shells. [***].

“Casualty-Complete” shall mean and refer to a Casualty Event that results in the complete or substantially complete destruction of all of the Building.

“Casualty Event” shall mean and refer to fire, explosion or any other disaster causing damage to the Property, the Building, or the Premises.

“Casualty Repair” shall mean and refer to the repair and reconstruction of the damaged portion(s) of the Building and/or the Premises to substantially the same condition in which they existed immediately prior to a particular Casualty Event.

“Casualty Repair Notice” shall mean and refer to written notice by Landlord to Tenant notifying Tenant of the Repair Period-Estimated.

“CFIUS Laws” means Section 721 of the Defense Production Act of 1950, as amended (50 U.S.C. §4565), and all rules and regulations thereunder, including those codified at 31 C.F.R. Parts 800 and 802.

“Claims” shall mean and refer to all third-party claims, actions, suits and proceedings, and all losses, damages, obligations, liabilities, penalties, fines, costs and expenses arising from any such claims, actions, suits, or proceedings, including, without limitation, attorneys’ fees, legal costs, and other costs and expenses of defending against any such claims, actions, suits, or proceedings.

“Commencement Date” shall mean and refer to (i) Commencement Date (Powered Shell-A) as it relates to the commencement of the Term for Powered Shell-A and the Operational Space; and (ii) Commencement Date (Powered Shell-B) as it relates to the commencement of the Term for Powered Shell-B.

“Commencement Date Conditions” shall mean and refer to the occurrence of the following with respect to each of (i) Powered Shell-A and the Operational Space and (ii) Powered Shell-B:

(a) With respect to Powered Shell-A and the portion of the Operational Space associated with Stage 1:

i.	the Landlord has achieved Phase Readiness for the Initial Block (each as defined in Exhibit “J”) of Powered Shell-A;

ii.	the Landlord has achieved Stage 1 Readiness of the Operational Space; and

iii.	Landlord has delivered a Commencement Date Notice to Tenant for Powered Shell-A and the Operational Space.

(b) With respect to Powered Shell-B:

i.	the Landlord has achieved Phase Readiness for all Blocks for Powered Shell-A;

ii.	Landlord has achieved Stage 2 Readiness of the Operational Space;

iii.	the Landlord has achieved Phase Readiness for the Initial Block (each as defined in Exhibit “J”) of Powered Shell-B; and

iv.	Landlord has delivered a Commencement Date Notice to Tenant for Powered Shell-B.

“Commencement Date Notice” shall mean and refer to a notice from Landlord to Tenant, substantially in the form attached hereto as Exhibit “H-1”, which shall (a) memorialize Landlord’s delivery of the applicable Initial Block (and, with respect to Commencement Date (Powered Shell-A), the portion of the Operational Space associated with Stage 1), (b) confirm the actual Commencement Date and (c) if applicable, confirm the Deemed Commencement Date. The Commencement Date Notice for Powered Shell-A and the Operational Space shall be delivered no earlier than the later of (x) the energization of the Substation by Oncor Electric Delivery Company and (y) thirty (30) days after achievement of Phase Readiness for the Initial Block of Powered Shell-A and Stage 1 Readiness of the Operational Space. The Commencement Date Notice for Powered Shell-B shall be delivered no earlier than the later of (x) the achievement of Phase Readiness for all Blocks of Powered Shell-A and the Initial Block of Powered Shell-B and Stage 2 Readiness of the Operational Space and (y) thirty (30) days after Tenant has access to Powered Shell-B to commence its Tenant Improvement Work.

“Commissioning” shall mean and refer to the act of causing the commissioning/turn up of the applicable Powered Shell and the Operational Space, including all components, equipment and systems therein in accordance with the Commissioning Criteria.

“Commissioning Criteria” shall mean and refer to the commissioning criteria set forth on Exhibit “E-1”, which the Landlord and Tenant shall work in good faith to amend prior to the execution of the EPC Agreement to account for Tenant’s operational requirements and to align the “Commissioning Criteria” with the requirements for commissioning set forth in the EPC Agreement.

“Consequential Damages” shall mean and refer to consequential damages, punitive damages, incidental damages, indirect damages, special damages, loss of profit, loss of business opportunity and loss of income.

“Construction Coordination Requirements” shall mean the construction coordination requirements which shall be agreed upon by Landlord and Tenant, each acting reasonably and in good faith, promptly after the execution of the EPC Agreement. Such requirements shall be attached hereto as Exhibit “P” upon the agreement thereof by Landlord and Tenant.

“Control” (and any variation thereof) shall mean the possession, directly or indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of the voting securities of or other ownership, membership or voting interests in such Person, by contract, by family relationship, or otherwise.

“Credit Rating” means, with respect to any entity, the rating then assigned to such entity’s unsecured, senior long-term debt obligations (not supported by third party credit enhancements) or if such entity does not have a rating for its senior unsecured long-term debt, then the rating then assigned to such entity as an issuer rating by S&P or Moody’s. If ratings by S&P and Moody’s are not equivalent, the lower rating shall apply.

“Critical Load Power” means the total electrical power supplied to the output circuit breakers of the PDUs (or then-current equivalent) within the Powered Shells.

“Datacenter Rules and Regulations” shall mean and refer to Landlord’s rules and regulations for the Premises attached hereto as Exhibit “K”, as same may be amended from time to time in accordance with Section 6.2 of the Lease.

“Deemed Commencement Date” shall mean and refer to the date derived by subtracting from the date of actual completion of the Commencement Date Conditions the number of days of delay in such completion attributable to Tenant Delays (i.e., if completion of the Commencement Date Conditions does not actually occur until May 6, 2022, but there were five (5) days of delay attributable to Tenant Delay, the Deemed Commencement Date would be May 1, 2022). For the avoidance of doubt, the number of days included in such calculation shall exclude any days for which the Commencement Date would have otherwise been delayed notwithstanding any such Tenant Delays.

“Deemed Substantial Completion Date” shall mean and refer to the date derived by subtracting from the date of actual completion of the Substantial Completion Conditions the number of days of delay in such completion attributable to Tenant Delays. For the avoidance of doubt, the number of days included in such calculation shall exclude any days for which the date of Substantial Completion would have otherwise been delayed notwithstanding any such Tenant Delays.

“Default Rate” shall mean and refer to an interest rate equal to the lesser of (a) the prime rate in effect as most recently published by the Wall Street Journal plus one percent (1%), or (b) the maximum lawful rate of interest.

“Delinquency Date” shall mean and refer to the date that is five (5) business days after Tenant’s receipt of notice that Tenant failed to pay any particular payment of Rent on the date on which such particular payment of Rent is due from Tenant to Landlord.

“Delivery of Premises Notice” shall mean and refer to a notice from Landlord to Tenant, substantially in the form attached hereto as Exhibit “H-2”, which shall memorialize Landlord’s delivery of the applicable portion of the Premises to Tenant. A Delivery of Premises Notice shall be delivered no earlier than when the applicable portion of the Premises has achieved Phase Readiness, Stage 2 Readiness or Substantial Completion, as applicable.

“Electricity Specifications” shall mean and refer to the Critical Load Power.

“Emergency” shall mean any situation where a reasonable person would conclude that a particular action is immediately necessary for the preservation of any portion of the Building, or for the safety of the occupants of the Building or other persons, or to avoid the suspension of any necessary service to any portion of the Building.

“Energy Supplier” means Private Energy Partners LLC, a Delaware limited liability company.

“Energy Supply Agreement” shall mean and refer to that Master Retail Electric Supply Agreement entered into as of the date hereof by and between Tenant and Energy Supplier.

“Environmental Laws” shall mean and refer to all now and hereafter existing Applicable Laws regulating, relating to, or imposing liability or standards of conduct concerning public health and safety or the environment.

“EPC Agreement” means that Engineering, Procurement and Construction Agreement to be entered into by and between Landlord and EPC Contractor. Landlord shall use commercially reasonable efforts to cause the EPC Contractor to include provisions requiring the EPC Contractor to indemnify, defend and hold harmless, and to cause all of the insurance policies carried by the EPC Contractor and its subcontractors to include as additional insureds, the Tenant Parties to the same extent as Landlord and its affiliates.

“EPC Contractor” means Burns & McDonnell Engineering Company, Inc., a Missouri corporation, or other contractor chosen by Landlord with Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed.

“Event of Default by Tenant” shall mean and refer to the occurrence of any of the Events of Default by Tenant described in Sections 15.1.1-15.1.7, inclusive.

“Extension Option” shall mean and refer to Tenant’s option to extend the Term of the Lease, the number and duration of which is as set forth in Item 6 of the Basic Lease Information, and the terms for which are as set forth in Section 2.3 of the Standard Lease Provisions.

“Extension Option Exercise Notice” shall mean and refer to written notice from Tenant to Landlord specifying that Tenant is irrevocably exercising an Extension Option so as to extend the Term of this Lease by the applicable Extension Term on the terms set forth in Section 2.3 of the Standard Lease Provisions.

“Extension Term” shall mean and refer to the duration of each duly exercised Extension Option, as set forth in Item 6 of the Basic Lease Information.

“Financial Statements” shall mean and refer to audited annual financial statements of the indicated entity, including (i) an opinion of a certified public accountant, (ii) a balance sheet, and (iii) a profit and loss statement (income statement), all prepared in accordance with generally accepted accounting principles consistently applied; provided, for so long as Rhodium Renewables LLC is the named Tenant hereunder, the term “Tenant’s Financial Statements” as used in Section 17.22 shall refer to the consolidated Financial Statements of Guarantor.

“Force Majeure” shall mean and refer to any cause or reason beyond the reasonable control of the party obligated to perform hereunder, including, but not limited to, any acts of God, strike, riots, labor trouble, shortages of materials, war, terrorist acts or activities, governmental rule, regulations, ordinance, statute or interpretation, fire, earthquake, civil commotion, adverse weather conditions, flood, volcanic eruption, disease, epidemic, Pandemic Force Majeure, failure or disruption of a utility’s services or any event considered “Force Majeure” under and as defined in the Energy Supply Agreement.

“Foreign Adversary” means any “foreign adversary” as defined pursuant to 15 C.F.R. § 7.4, as may be updated from time to time.

“Full Load Deployment Date” has the meaning set forth in Section 17.23.

“Generator Fuel Usage” shall mean and refer to all fuel used by the Operational Space’s back-up power systems.

“Handle,” “Handled,” or “Handling” shall mean and refer to any installation, handling, generation, storage, treatment, use, disposal, discharge, release, manufacture, refinement, presence, migration, emission, abatement, removal, transportation, or any other activity of any type in connection with or involving Hazardous Materials.

“Hazardous Materials” shall mean and refer to: (1) any material or substance: (i) which is defined or becomes defined as a “hazardous substance,” “hazardous waste,” “infectious waste,” “chemical mixture or substance,” or “air pollutant” under Environmental Laws; (ii) containing petroleum, crude oil or any fraction thereof; (iii) containing PCBs; (iv) containing ACM; (v) which is radioactive; (vi) which is infectious; or (2) any other material or substance displaying toxic, reactive, ignitable, explosive or corrosive characteristics, and is defined, or becomes defined, as such by any Environmental Law.

“Holder” shall mean and refer to any mortgagee or beneficiary of a mortgage or deed of trust encumbering the Property or any portion thereof.

“HVAC” shall mean and refer to (a) habitation heating, ventilation and air conditioning in the Operational Space and (b) the Powered Shell Air Circulation System.

“Land” shall mean the real property described on Exhibit “C” attached hereto.

“Landlord” shall mean and refer to the Landlord set forth in Item 1 of the Basic Lease Information.

“Landlord Default” shall mean and refer to the occurrence of a Landlord Default, as described in Section 16.1.1.

“Landlord Group” shall mean and refer to Landlord, Energy Supplier, EPC Contractor, and their respective directors, officers, shareholders, members, employees, constituent partners, Affiliates, beneficiaries and trustees.

“Landlord Office Space” shall mean the three (3) office spaces located within the Operational Space in the location to be mutually agreed by Landlord and Tenant and depicted on Exhibit “A”, as amended from time to time.

“Landlord Parties” shall mean and refer, collectively, to Landlord, the other members of the Landlord Group, and their respective contractors, clients, servants, representatives, licensees, agents, and invitees.

“Landlord’s Access Control Systems” shall mean and refer to: (i) a check-in desk at the Operational Space’s main entrance monitored by Landlord twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, (ii) an electronic “key card” system to control access to each Building, and (iii) a video surveillance system covering the exterior of the Building.

“Landlord’s Electrical Infrastructure” shall mean and refer to the substation, transformers, switchgears, cut offs, MCCs, high-voltage gear, medium-voltage gear, accompanying cabling, supports, glands, and systems used for energizing Tenant’s computer equipment and Tenant’s Cooling System and onboard electrical infrastructure for coolers and pumps used as part of Tenant’s Cooling System.

“Landlord’s Essential Services” shall mean and refer to Landlord’s obligations to meet the Electricity Specifications described on Exhibit “F”.

“Landlord’s Lease Undertakings” shall mean and refer to any representation, warranty, covenant, undertaking or agreement contained in any of the Lease Documents that is to be provided or performed by Landlord.

“Landlord’s Liability Cap” shall mean $[***]; provided that the amount of any applicable insurance proceeds received by Landlord (or by Tenant as additional insured) under Landlord’s “Commercial general liability insurance”, “Workers’ compensation insurance “ or “Automobile insurance liability” policies set forth in Exhibit “B-2” available to Tenant shall not be counted towards such cap.

“Landlord’s Reserved Parking Spaces” shall mean the three (3) parking spaces in the location to be mutually agreed by Landlord and Tenant and depicted on Exhibit “A”, as amended from time to time.

“Late Charge” shall mean and refer to a sum equal to [***] percent [***] of the amount of a particular Late Payment.

“Late Payment” shall mean and refer to any payment of Rent that Landlord has not received from Tenant prior to the Delinquency Date.

“Late Payment Interest” shall mean and refer to interest on a particular Late Payment at the Default Rate.

“Lease Documents” shall mean and refer to this Lease and all schedules, exhibits, riders, amendments, and addenda to this Lease.

“Lease Year” shall mean and refer to each period of twelve (12) consecutive calendar months during the Term, commencing with the first day (the “Calendar Month Commencement Date”) of the first full calendar month of the Term (and each successive anniversary thereof), and ending with the day before the anniversary of the Calendar Month Commencement Date. In the event that the Commencement Date occurs on a date that is other than the Calendar Month Commencement Date, then the first (1st) Lease Year shall be deemed to include the Partial Month.

“Letter of Credit” shall mean and refer to an irrevocable letter of credit posted by Tenant in accordance with Section 5.2 and meeting the requirements set forth in Exhibit “I”.

“Load Control System” shall mean and refer to Landlord’s equipment and software facilitating Landlord’s remote shut down of the Tenant’s cryptocurrency mining equipment [***].

“Low Voltage Transformers” shall mean and refer to all low voltage transformers located within the Premises.

“Market Rate Energy Supply Agreement” shall mean and refer to that market rate energy supply agreement that may be entered into by and between Tenant and Energy Supplier upon the expiration of the Energy Supply Agreement.

“Maximum Structural Load” shall mean and refer to the Maximum Structural Load set forth in Item 19 of the Basic Lease Information.

“Miner” means a MicroBT Whatsminer M30 generation SHA-256 ASIC or any permitted replacement thereof. The term “Miner” shall also include any datamining equipment that is used to replace the existing Miners in connection with any Server Refresh pursuant to Section 8.3.4.

“Moody’s” means Moody’s Investors Service, Inc.

“Noticed Holder” shall mean and refer to a Holder for which Tenant has been notified in writing of the address of such Holder.

“Operating Expenses” shall mean and refer to all expenses, costs and disbursements of every kind and nature which Landlord shall pay because of or in connection with the ownership, operation, maintenance, repair, replacement, protection and security of the Property, determined on an accrual basis in accordance with generally accepted accounting principles, including, without limitation, the following:

i.	Cost of all supplies and materials used in the operation, maintenance and security of the Property;

ii.	Cost of all domestic water and sewer supplied to the Property;

iii.	Cost of all maintenance and service agreements for the Property and the equipment therein, including, without limitation, electrical and building maintenance, alarm service, parking facilities, security (both on-site and off-site), janitorial service, landscaping, fire protection, and sprinklers;

iv.	Cost of all insurance relating to the Property, including the cost of casualty, rental and liability insurance applicable to the Property and Landlord’s personal property used in connection therewith;

v.	Cost of repairs and general maintenance, including, without limitation, reasonable depreciation charges applicable to all equipment used in repairing and maintaining the Property, but specifically excluding repairs and general maintenance paid by proceeds of insurance or by Tenant or by other third parties;

vi.	Reasonable management fees paid by Landlord to third parties or to management companies owned by, or management divisions of, Landlord, not to exceed the then prevailing market rate for the management of high quality class A data center buildings comparable to the Building; and

vii.	Generator Fuel Usage.

To the extent that any Operating Expenses are attributable to the Property and other properties of Landlord, a fair and reasonable allocation of such Operating Expenses shall be made between the Property and such other properties.

The term “Operating Expenses” shall exclude the costs set forth on Exhibit “G”.

“Operating Expenses (Actual)” shall mean and refer, with respect to each calendar year during the Term of the Lease, to the actual Operating Expenses for such year.

“Operating Expenses (Projected)” shall mean and refer, with respect to each calendar year during the Term of the Lease, to Landlord’s projection of Operating Expenses for such year.

“Operational Space” shall have the meaning set forth in Section 1.2(a) of Exhibit “J”.

“Pandemic Force Majeure” means: any cause or reason beyond the reasonable control of the party obligated to perform hereunder, which: (1) arises or results from the effects of the Coronavirus/COVID-19, or any other, pandemic; and (2) affects such party’s ability to perform or, with respect to Tenant, to access or use the Premises as intended, including, but not limited to, market-wide strike; market-wide labor trouble; inability to procure, or delay(s) in procuring, materials, supplies, equipment, and/or equipment components; inability to procure, and/or moratorium on issuance of, inspections, permits (including, without limitation, building permits), approvals, certificates (including, without limitation, certificates of occupancy), and/or consents from any governmental authority(ies) with jurisdiction over the Property; one or more partial or complete shutdowns of the construction of the Building mandated by federal, state, and/or local governments or agencies with jurisdiction over the Property or based on a determination by the general contractor and Landlord due to health and safety reasons (e.g., sustained and/or significant increase in the number of positive COVID-19 tests among the labor force constructing the Building); and sustained and/or significant reduction, whether voluntary or involuntary, in then-expected labor force constructing the Building.

“Partial Month” shall, in the event that the Commencement Date occurs on a date that is other than the first (1st) day of a calendar month, mean and refer to the number of calendar days (including the Commencement Date) remaining in the month in which the Commencement Date occurs.

“PCBs” shall mean and refer to polychlorinated biphenyls.

“PDUs” shall mean and refer to power distribution units. Exhibit “Q” attached hereto sets forth the intended allocation between Landlord and Tenant of ownership of PDUs to be installed in the Premises.

“Permitted Transfer” shall mean and refer to (i) an assignment by Tenant of this Lease to a Tenant Affiliate, (ii) a Transfer to a corporation or other business entity into or with which Tenant shall be merged or consolidated, or to which substantially all of the assets of Tenant may be transferred or sold, or (iii) a Transfer in connection with any internal corporate restructuring that is necessary to comply with any applicable law or regulation in a manner that does not materially adversely affect Landlord or its rights under this Lease, where, in each case, (a) Tenant gives Landlord five (5) days’ prior written notice of the name of such transferee, (b) the transferee assumes, in writing, for the benefit of Landlord, all of Tenant’s obligations under this Lease, (c) the Tenant Security is maintained or replaced in full in accordance with the terms of the Lease upon such assignment, (d) the Energy Supply Agreement is also assigned to such transferee, (e) such transferee is not owned by, controlled by, or subject to the jurisdiction or direction of a Foreign Adversary and such assignment and/or transferee’s use of the Premises for its Permitted Use would not reasonably be considered a “covered transaction” or “covered real estate transaction” pursuant to CFIUS Laws, (f) the transferee has substantially similar energy consumption needs as Tenant as a result of conducting the Permitted Use on the Premises and (g) as of the date of the proposed Transfer, the proposed transferee is not reasonably expected to be subject to higher levels of regulation than Tenant and the Proposed Transfer is not reasonably expected to subject the Premises or Landlord to higher levels of regulation as a result of conducting the Permitted Use on the Premises.

“Permitted Use” shall mean and refer to the placement, installation, operation, repair and maintenance of computer, switch and/or communications equipment and connections of such equipment (subject to the terms of Section 1.3 of the Standard Lease Provisions), via telecommunications cables, all for the purpose of Tenant’s blockchain and cryptocurrency mining activities or other high performance computing activities and general office purposes customarily ancillary thereto.

“Person” or “person” shall mean any individual, partnership, firm, association, corporation, trust, limited liability company, limited liability partnership, or any other form of business or government entity.

“PM Activity” shall mean and refer to each of the activities contained on Landlord’s then-current PM Standards.

“PM Audit” shall mean and refer to Tenant’s inspection of the PM Books and Records.

“PM Audit Notice” shall mean and refer to written notice of Tenant’s intent to perform a PM Audit.

“PM Books and Records” shall mean and refer to the books and records used by Landlord for documenting performance of the PM Activities.

“PM Change” shall mean and refer to a change to the PM Schedule requested by Tenant.

“PM Change Cost Estimate” shall mean and refer to written notice from Landlord to Tenant of the estimated incremental costs related to the PM Change.

“PM Change Request” shall mean and refer to written notice from Tenant to Landlord of Tenant’s requested PM Change.

“PM Schedule” shall mean and refer to Landlord’s then-current schedule for the performance of the PM Activities.

“PM Standards” shall mean and refer to the activities of preventative maintenance that Landlord performs with regard to the equipment that serves the Premises which will be performed in accordance with original equipment manufacturers’ recommendations and industry standard practices.

“Powered Shell” shall mean and refer to each powered shell building described as such in Item 15 of the Basic Lease Information. References to “Powered Shells A and B” or similar references shall refer to Powered Shell-A and Powered Shell-B.

“Powered Shell-A” shall mean and refer to the Powered Shell that is first to achieve the Commencement Date Conditions under this Lease.

“Powered Shell-B” shall mean and refer to the Powered Shell that is second to achieve the Commencement Date Conditions under this Lease.

“Powered Shell Air Circulation System” shall mean and refer to the industrial-grade fans or cooling system in each Powered Shell per the design criteria specified in the Project Requirements, including the Base Specification – Final.

“Premises” shall mean and refer to the Premises described in Item 7(a) of the Basic Lease Information.

“Projected Operating Expenses Installment” shall mean and refer to an amount equal to one-twelfth (1/12) of the product of the Operating Expenses (Projected).

“Property” shall mean and refer to the Land, the Building, and Landlord’s personal property thereon or therein, including but not limited to the Substation, and the medium- and-low voltage electric infrastructure designed to bring electric service to each Powered Shell and the Operational Space.

“Rent” shall mean and refer to all Base Rent, plus all Additional Rent.

“Repair Period-Actual” shall mean and refer to the period of time that it actually takes to repair and/or restore the Building following a Casualty Event in order to enable Tenant’s use of the Premises in the ordinary conduct of Tenant’s business.

“Repair Period-Estimated” shall mean and refer to the period of time, which Landlord reasonably and in good faith estimates will be required for the repair and/or restoration of the Building following a Casualty Event in order to enable Tenant’s use of the Premises in the ordinary conduct of Tenant’s business.

“S&P” means the Standard & Poor’s Financial Services, LLC (a subsidiary of The McGraw-Hill Companies, Inc.).

“Security Deposit” shall mean and refer to the Security Deposit set forth in Item 10 of the Basic Lease Information, subject to the terms of Article 5 of the Standard Lease Provisions, which shall be made in the form of a cash deposit.

“Security Documents” shall mean and refer to: (i) the lien of any mortgage or deed of trust; (ii) all past and future advances made under any such mortgages, deeds, or deeds of trust; and (iii) all renewals, modifications, replacements and extensions of any such mortgages and deeds of trust.

“SNDA” shall mean and refer to a subordination, non-disturbance and attornment agreement in a form that is reasonably acceptable to Tenant, which provides that, so long as there is no Event of Default by Tenant, Tenant may remain in possession of the Premises under the terms of this Lease, even if the Holder should acquire Landlord’s title to the Building.

“Site” shall mean and refer to the Site described in Item 14 of the Basic Lease Information.

“Substation” shall mean and refer to the electrical interconnection facilities, transformer(s) and related equipment (including a control house) and linear corridors allowing the Critical Load Power to be drawn from the transmission grid and supplied to the Building pursuant to the Energy Supply Agreement.

“Substantial Completion Conditions” shall mean and refer to the occurrence of the following:

(a) the Landlord has achieved Substantial Completion (as defined in Exhibit “J”) for the Building; and

(b) Landlord has caused EPC Contractor to perform the Commissioning of each Powered Shell, which condition shall be deemed to have been satisfied upon Landlord providing Tenant with documentation evidencing that the Commissioning has been performed in accordance with the Commissioning Criteria.

“Taking” shall mean and refer to the Property, or some portion thereof, having been taken under the power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or sold to prevent the exercise thereof.

“Target Commencement Date” shall mean and refer to the Target Commencement Date for each of Powered Shells A and B, as applicable, set forth in Item 4(d) of the Basic Lease Information, subject in each case to adjustment for Excused Delays and Modifications in accordance with Exhibit “J”.

“Taxes – Landlord’s Equipment” shall mean and refer to all governmental fees, sales or use taxes, tariffs and other charges levied directly or indirectly against, or to the extent attributable to, any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in, serving, or used by Tenant in or in connection with, the Property that is owned by Landlord, including, for the avoidance of doubt, all personal property taxes levied and/or assessed on or against the electrical and mechanical infrastructure serving the Property (e.g., PDUs, UPSs, CRAH units) that is owned and operated by Landlord.

“Taxes – Other” shall mean any excise, sales, privilege or other tax, assessment or other charge (other than income taxes) imposed, assessed or levied by any governmental or quasi-governmental authority or agency upon Landlord on account of (i) the Rent (and other amounts) payable by Tenant hereunder (or any other benefit received by Landlord hereunder), including, without limitation, any gross receipts tax, license fee or excise tax levied by any governmental authority, (ii) this Lease, Landlord’s business as a lessor hereunder, and/or the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy of any portion of the Property (including, without limitation, any applicable possessory interest taxes), (iii) this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises, or (iv) otherwise in respect of or as a result of the agreement or relationship of Landlord and Tenant hereunder; provided that the foregoing shall exclude Taxes – Landlord’s Equipment, Taxes – Tenant’s Equipment, Taxes – Real Property, and Margin Taxes.

“Taxes – Tenant’s Equipment” shall mean and refer to all governmental fees, sales or use taxes, ad valorem tax, tariffs and other charges levied directly or indirectly against, or to the extent attributable to, any personal property, fixtures, machinery, equipment, apparatus, systems, connections, interconnections and appurtenances located in, serving, or used by Tenant in or in connection with, the Premises that is owned by Tenant, including, for the avoidance of doubt, all personal property taxes levied and/or assessed on or against Tenant’s Personal Property.

“Taxes – Real Property” shall mean and refer to all taxes, ad valorem tax, assessments and governmental charges (foreseen or unforeseen, general or special, ordinary or extraordinary) whether federal, state, county or municipal and whether levied by taxing districts or authorities presently taxing the Property or by others subsequently created or otherwise, and any other taxes and assessments attributable to the Property, and all taxes of whatsoever nature that are imposed in substitution for or in lieu of any of the taxes, assessments or other charges herein defined; provided, however, Taxes - Real Property shall not include taxes paid by tenants of the Property as a separate charge on the value of their leasehold improvements, death taxes, excess profits taxes, franchise taxes and state and federal income taxes, except to the extent imposed in substitution for or in lieu of all or any portion of Taxes - Real Property, and shall not include any Taxes – Other, Taxes – Landlord’s Equipment, or Taxes – Tenant’s Equipment. Tenant shall have the right to engage third party professionals to challenge any unreasonable assessment of Taxes – Real Property, and Landlord shall reasonably cooperate with Tenant in pursuing any such challenge. Landlord will use commercially reasonable efforts to achieve maximum early payment discounts and will afford Tenant the benefit of such discounts.

“Tenant” shall mean and refer to the Tenant set forth in Item 2 of the Basic Lease Information.

“Tenant Affiliate” shall mean any Affiliate of Tenant.

“Tenant Delay” shall mean and refer to an Excused Delay in Landlord’s completion of the Commencement Date Conditions or the Substantial Completion Conditions to the extent attributable to or caused by Tenant’s Requested Modification implemented pursuant to a Tenant-executed TRM Authorization Request or as otherwise expressly set forth in Exhibit “J” or by any wrongful or negligent actions by Tenant or any Tenant Party or by a breach of an affirmative obligation by Tenant or any Tenant Party.

“Tenant Group” shall mean and refer to Tenant and its directors, officers, shareholders, members, employees, constituent partners, and Tenant Affiliates.

“Tenant Parties” shall mean and refer, collectively to Tenant, the other members of the Tenant Group, Tenant’s Transferees, and their respective representatives, agents and invitees.

“Tenant’s Cooling System” shall mean and refer to Tenant’s proprietary liquid cooling system used in connection with the Permitted Use. Tenant holds all right, title, interest and intellectual property rights in and to Tenant’s Cooling System.

“Tenant’s Electrical Infrastructure” shall mean and refer to PDUs used for energizing Tenant’s computer equipment and Tenant’s Cooling System and onboard electrical infrastructure for coolers and pumps used as part of Tenant’s Cooling System.

“Tenant’s Personal Property” shall mean and refer, collectively, to all servers, racks, liquid cooling systems, cable, wiring, connecting lines, fiber optic lines and communications equipment, and other installations, equipment, systems or property installed or placed by, for, through, under or on behalf of Tenant or any Tenant Party anywhere in the Building and/or the Premises, including, without limitation, the PDUs, Low Voltage Transformers, Tenant’s Electrical Infrastructure and Tenant’s Cooling System, but not including any equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group. Additionally, for the purposes of clarity, the parties acknowledge that “Tenant’s Personal Property” includes all equipment or property, other than equipment or property owned, leased or licensed by Landlord or any other member of the Landlord Group, installed and/or placed anywhere in the Building and/or the Premises by any party specifically and solely in order to provide any service to Tenant or any Tenant Party (e.g., data storage/archiving and data recovery type equipment that is utilized by or for Tenant or any Tenant Party in the Premises, but which is actually owned by a third party, other than Landlord or any other member of the Landlord Group). Landlord shall reasonably cooperate with Tenant as necessary to provide Tenant with a bill of sale conveying title to any personal property owned by Landlord that is intended to constitute Tenant’s Personal Property.

“Tenant’s Utility Payment” shall mean and refer to the actual cost of utilities (including electricity) serving, the Premises, including, but not limited to, (a) the actual cost of utilities provided to and/or used in, or for, spaces that support the Premises (e.g., utility costs related to the UPS room(s) supporting the Premises), and (b) any “commitment charges”, “capacity charges”, “feeder charges”, “utility taxes” or other similar utility charges.

“Term”; “Term of this Lease”; and “Term of the Lease” shall mean and refer to the period described in Item 5 of the Basic Lease Information, subject to the terms of such Item 5.

“Transfer” shall mean and refer to (i) any assignment, transfer, mortgage, pledge or hypothecation of this Lease, (ii) if Tenant is a corporation and Tenant’s stock is not publicly traded over a recognized securities exchange, the transfer of more than 50% of the voting stock of such corporation during the Term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the corporation, (iii) if Tenant is a partnership, limited liability company or other entity, the transfer of more than 50% of the profit and loss participation in such partnership, company or entity during the Term of this Lease (whether or not in one or more transfers) or the dissolution, merger or liquidation of the partnership, company or entity and/or (iv) any other agreement permitting a third party (other than Tenant Parties) to occupy any portion of the Premises (excluding any contractor or service provider engaged by Tenant in the ordinary course of Tenant’s operations).

“Transferee” shall mean and refer to any Person to whom a Transfer is made or sought to be made.

“Transfer Notice” shall mean and refer to a written request for Landlord’s consent to a particular Transfer, which notice shall include (i) a statement containing the name and address of the proposed Transferee; and (ii) current, certified financial statements of the proposed Transferee, and any other information and materials reasonably required by Landlord to enable Landlord to adequately review the financial responsibility of the proposed Transferee.

“Visitor Parking Spaces” shall mean the six (6) parking spaces in the location shown on Exhibit “A” attached hereto.

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Longhorn Temple Green Data Center
[***]

DATACENTER LEASE

This Datacenter Lease (this “Lease”) is entered into as of the Effective Date specified in Item 4 of the Basic Lease Information, by and between Landlord and Tenant:

RECITALS

A. Landlord is the owner of the Site. The Site is to be improved (subject to the terms of Exhibit “J”, below) with, among other things, the Building.

B. Tenant desires to lease the Premises, as more particularly described in this Lease.

C. Unless otherwise specifically indicated to the contrary, all initially capitalized terms contained in this Lease shall have the meanings set forth on Schedule “1”, attached to this Lease.

NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, Landlord and Tenant agree as follows:

BASIC LEASE INFORMATION

1. Landlord:	Temple Green Data LLC, a Delaware limited liability company.
2. Tenant:	Rhodium Renewables LLC, a Delaware limited liability company.
3. Tenant Addresses:

Tenant Address for Notices:

[***], TX [***]

Contact Name: [***]

Phone No: [***]

E-mail: [***]

and to:

Goodwin Procter LLP 100 Northern Avenue

Boston, MA 02210

Contact Name: [***]

Phone No: [***]

Facsimile No: [***]

E-mail: [***]

Tenant Address for Invoice of Rent: [***], TX [***]

Contact Name: [***]

Phone No: [***]

E-mail: [***]

4. Effective Date/ Commencement Date:
(a) Effective Date:	The later of (i) the closing of the transaction or series of transactions by which Landlord acquires title to the Property and (ii) August 31, 2021 (being the latest of the parties’ respective dates of execution of this Lease, as set forth on the signature page of this Lease) (such date, the “Effective Date”).

(b) Anticipated Construction Start Date:	September 27, 2021.
(c) Construction Start Date:	The date Landlord issues full or partial notice to proceed to the EPC Contractor, as evidenced in a written notice from Landlord to Tenant.

(d) Target Commencement Dates:

For Powered Shell-A and the portion of the Operational Space associated with Stage 1: May 15, 2022 (the “Target Commencement Date (Powered Shell-A)”).

For Powered Shell-B and the portion of the Operational Space associated with Stage 2: August 15, 2022 (the “Target Commencement Date (Powered Shell- B)”).

(e) Commencement Dates:

The “Commencement Date (Powered Shell-A)” shall, subject to the terms of Section 2.2.4 of the Standard Lease Provisions, mean and refer to the date upon which Landlord has completed the Commencement Date Conditions as it relates to Powered Shell-A and the portion of the Operational Space associated with Stage 1.

The “Commencement Date (Powered Shell-B)” shall, subject to the terms of Section 2.2.4 of the Standard Lease Provisions, mean and refer to the date upon which Landlord has completed the Commencement Date Conditions as it relates to Powered Shell-B.

The Commencement Date (Powered Shell-A) and Commencement Date (Powered Shell-B) are sometimes referred to herein individually as a “Commencement Date”.
(f) Target Substantial Completion Date:	December 31, 2022 (the “Target Substantial Completion Date”).
5. Term:

As to Powered Shell-A and the Operational Space, the “Term” or “Term of this Lease” (also referred to herein as the “Powered Shell-A Period”, as the same may hereafter be extended or reduced in accordance with the terms hereof) shall commence on the Commencement Date (Powered Shell-A) and expire on the last day of the one hundred twentieth (120th) full calendar month thereafter (the “Expiration Date”).

As to Powered Shell B, the “Term” or “Term of this Lease” (as the same may hereafter be extended or reduced in accordance with the terms hereof) shall commence on the applicable Commencement Date and expire on the Expiration Date.

For the avoidance of doubt, Landlord and Tenant acknowledge and agree that, if the Commencement Date (Powered Shell-A) occurs on a date that is other than the first (1st) day of a calendar month, the Term of this Lease shall be deemed to have been automatically extended by the number of calendar days (including the Commencement Date (Powered Shell-A)) remaining in the Partial Month, such that the Term of the Lease shall then be equal to the number of full calendar months described above, plus the number of calendar days in the Partial Month.

For example:

a. If the Commencement Date (Powered Shell-A) occurs on July 1, 2022, then the one hundred twentieth (120th) full calendar month Term of this Lease would commence on July 1, 2022, and expire on June 30, 2032.

b. If, however, the Commencement Date (Powered Shell-A) occurs on July 18, 2022, then the one hundred twenty (120) full calendar month Term of this Lease would commence on July 18, 2022 and expire on July 31, 2032. In this example, the period occurring from and including July 18, 2022 through July 31, 2022 is the Partial Month. The Base Rent payable by Tenant hereunder during such Partial Month shall be payable by Tenant on a pro-rated basis, in accordance with Section 3.1 of the Standard Lease Provisions, at a rate equal to the rate of Base Rent that would otherwise be due and payable by Tenant hereunder with regard to the first (1st) month of the Term of this Lease (pro-rated on a per diem basis). However, in this example, the first (1st) month of the one hundred twenty (120) full calendar month Term of this Lease would, for the purposes of calculating the expiration of the Term of the Lease, be deemed to be the month of August 2022.

6. Extension Option/Extension Term:	Two (2) Extension Options, to extend the Term for additional consecutive Extension Terms of sixty (60) months each, subject to the terms of Section 2.3, below. The first sixty (60) month extension Term is referred to herein as the “First Extension Term”, and the second sixty (60) month extension Term is referred to herein as the “Second Extension Term”.
7. Premises:	The Land and all rights appurtenant thereto, together with all improvements located and to be located thereon during the Term of this Lease; provided, however, that the Premises shall expressly exclude the Landlord-Exclusive Areas (as defined below). Upon mutual agreement of Landlord and Tenant, following the Execution Date, the Landlord-Exclusive Areas are to be depicted on Exhibit “A”. Exhibit “A” may be amended from time to time with the mutual agreement of both Tenant and Landlord. For the avoidance of doubt, the designation of the location of the Landlord-Exclusive Areas shall require the mutual agreement of both Tenant and Landlord.
8. Base Rent	See Schedule “2” (Base Rent) immediately following the signature page of this Lease.
9. Intentionally Deleted:	Intentionally Deleted.

10. Tenant Security:

Upon execution of this Lease by all parties (the “Execution Date”), Tenant agrees to provide Landlord with (i) a cash deposit in the amount of $[***] (the “Initial Security Deposit”), (ii) a pledge of 20.5% of the equity of AIR HPC LLC, a Delaware limited liability company (“AIR HPC”) having a value as of the Execution Date of at least $[***] (“Equity Pledge”), and (iii) a parent guaranty from Rhodium Technologies LLC, a Delaware limited liability company (“Guarantor”), capped at $[***], guaranteeing the obligations of Tenant under the Lease (“Parent Guaranty”).

Subject to Section 8.3.4, Tenant also agrees to provide Landlord with the following cash deposits:

i.     On the 1st anniversary of the Commencement Date (Powered Shell-A) and on the 1st anniversary of any Server Refresh, an additional $[***];

ii.    On the 2nd anniversary of the Commencement Date (Powered Shell-A) and on the 2nd anniversary of any Server Refresh, an additional $[***];

iii.   On the 3rd anniversary of the Commencement Date (Powered Shell-A) and on the 3rd anniversary of any Server Refresh, an additional $[***] (deposits (i) – (iii) collectively, the “Step-Up Security Deposit” and together with the Initial Security Deposit, the “Security Deposit” and together with the Equity Pledge, the Parent Guaranty and any subsequent Letter of Credit or cash replacement thereof posted in accordance with Section 5.2, the “Tenant Security”).

11. Landlord’s Address for Notices:	Temple Green Data LLC [***], Houston, Texas 77056 Attn: General Counsel Email: [***] Phone: [***]	With copies to: Wilson Sonsini Goodrich & Rosati 701 5th Avenue, Suite 5100 Seattle, WA 98104 Attn: [***] Email: [***] Phone: [***]
12. Landlord’s Address for Payment of Rent:	Temple Green Data LLC [***], Suite 1350, Houston, Texas 77056 Attn: [***] Email: [***] Phone: [***]
13. Brokers:
(a) Landlord’s Broker:	None.
(b) Tenant’s Broker:	None.
14. Site:	The site located at: [***]
15. Building:

Two (2) single-story data server halls (Powered Shell-A and Powered Shell-B) to be constructed on the Site, with Powered Shell-A consisting of approximately [***] square feet and Powered Shell-B consisting of approximately [***] square feet; and

One (1) O&M building located in between the Powered Shells to be constructed on the Site, consisting of approximately [***] square feet, and to which the Powered Shells are connected (“Operational Space”).

19. Maximum Structural Load:	2,000 pounds of live load per square foot

This Lease shall consist of the foregoing Basic Lease Information, the provisions of the Standard Lease Provisions, below, Schedule “1”, above, Schedule “2” following the signature page of this Lease, and Exhibits “A” through “Q”, inclusive and listed in their entirety in the Table of Exhibits above, all of which are incorporated herein by this reference as of the Effective Date; and for the avoidance of doubt, references to the term “Lease” in any of the foregoing items shall refer to all such items, collectively.

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STANDARD LEASE PROVISIONS

1.	LEASE OF PREMISES.

1.1 Premises. In consideration of the covenants and agreements to be performed by Tenant, and upon and subject to the terms and conditions of this Lease, Landlord hereby leases to Tenant for the Term, the Premises.

1.2 Condition of Premises. Subject to Landlord’s completion of the (i) the Commencement Date Conditions for the applicable Powered Shell and Stage 1 of the Operational Space, (ii) the Phase Readiness Conditions for each individual Block and (iii) the Stage 2 Readiness with respect to Stage 2 of the Operational Space, and provided Landlord is not in default of the Lease as of such date, Tenant agrees to accept the applicable portion of the Premises in its “AS IS, WHERE IS” condition on the date (x) with respect to each Powered Shell and Stage 1 of the Operational Space, the applicable Commencement Date Notice is delivered to Tenant and (y) with respect to each Block and Stage 2 of the Operational Space, the applicable Delivery of Premises Notice is delivered to Tenant. Tenant acknowledges and agrees that (a) except as specifically set forth herein, no representation or warranty (express or implied) has been made by Landlord as to the condition of the Property, the Building or the Premises or their suitability or fitness for the conduct of the Permitted Use, its business or for any other purpose, and (b) except as agreed to by Landlord and Tenant pursuant to Exhibit “J” and as otherwise expressly set forth in the Lease, Landlord shall have no obligation to construct or install any improvements in or to make any other alterations or modifications to the Property, Building or the Premises.

1.3 Data. For the avoidance of doubt, the Parties acknowledge that the Landlord Group shall have no access to, nor any right of access to, Tenant’s or any other Tenant Party’s data, whether stored on Tenant’s Personal Property (or on the personal property of any other Tenant Party) or transmitted via any connections or via any other connectivity services that may be provided by, or arranged through or under, any member of the Landlord Group in connection with this Lease. Additionally, to the maximum extent permitted by Applicable Laws, the Landlord Group shall have no liability or responsibility to Tenant or any other Tenant Party, for the failure, termination or suspension of any connections or connectivity services, nor for the content of any communications transmitted or received by Tenant or any other Tenant Party via any connections or connectivity services, nor with regard to the safety, security or integrity of data on Tenant’s or any other Tenant Party’s personal property.

1.4 Quiet Enjoyment; Access. Subject to all of the terms and conditions of this Lease, Tenant shall quietly have, hold and enjoy the Premises in conformity with the Permitted Use without hindrance from Landlord or any Person claiming by, through or under Landlord. Subject to the terms and conditions of this Lease, Tenant and each Tenant Party shall have access to the Premises twenty-four (24) hours per day, seven (7) days per week, including, without limitation, the Building, the portion of the Land that is included within the Premises and all improvements located thereon.

1.5 Landlord-Exclusive Areas. Notwithstanding anything to the contrary in this Lease, Landlord and its representatives, employees, contractors, and invitees shall have the exclusive and uninterrupted right to access, construct, install, maintain, repair, and/or replace (i) the Substation, (ii) the medium-voltage electric infrastructure designed to bring electric service to each Powered Shell and the Operational Space, (iii) the Landlord Office Space, and (iv) the Landlord’s Reserved Parking Spaces (collectively, the “Landlord-Exclusive Areas”). Tenant shall not have access, or allow its representatives, employees, contractors, or invitees to have access, to the Landlord-Exclusive Areas without the prior written consent of Landlord, which may be withheld in Landlord’s sole discretion. Tenant’s rights under this Lease are expressly subject to, and Landlord hereby reserves, the right to vehicular and pedestrian access, ingress, and egress by Landlord and its agents, contractors, employees, and invitees on, over, and across those portions of the Land to be designated as Landlord access areas on Exhibit “A” (the “Access Areas”) for the purpose of the design, construction, maintenance, repair, replacement, and operation of the Substation and for any other reason reasonably necessary in connection therewith. The Access Areas will be designated on Exhibit “A” with the mutual agreement of Landlord and Tenant. Tenant shall maintain the Access Areas in good condition and repair at Tenant’s sole cost and expense and shall promptly repair any damage to the Access Areas caused by Tenant or Tenant’s employees, contractors, agents, representatives, or invitees. The Access Areas or any part thereof may be relocated from time to time with the mutual agreement of both Tenant and Landlord. Subject to the terms of this Lease regarding Landlord’s access to the Premises, Landlord and its invitees shall have the right to use the bathrooms, the break room and the lobby/reception area located within the Operational Space as may be reasonably required in connection with Landlord’s use of the Landlord Office Space. Upon reasonable advance notice, and subject to coordination with Tenant to avoid any scheduling conflicts, Landlord shall have access to the conference room located within the Operational Space.

1.6 Storage and Additional Buildings. Notwithstanding anything to the contrary in this Lease, (a) Tenant shall be permitted to store equipment or materials on the Premises outside of the Building; and (b) subject to Section 6.4, Tenant shall be permitted to construct additional structures on the Premises, subject in each case to (i) Tenant’s reasonable coordination with Landlord in connection therewith and (ii) compliance with applicable legal requirements.

1.7 Signage. Each of Tenant and Landlord shall have a right to place signage on the Premises; provided that any signage placed on the exterior of the Building by Tenant shall be coordinated in advance with Landlord. Landlord and Tenant shall use good faith efforts to agree on tasteful design, consistent with standard industry practice.

1.8 Parking Spaces. Except for the Access Areas, Landlord’s Reserved Parking Spaces and the Visitor Parking Spaces, Tenant shall have the exclusive right to use all parking spaces and drive lanes located on Land. Landlord shall have the exclusive right to use Landlord’s Reserved Parking Spaces. Tenant and Landlord shall each have the non-exclusive right to use the Visitor Parking Spaces for parking for their respective visitors.

1.9 Access Drive. Prior to the Commencement Date (Powered Shell-A), Landlord shall cause the Premises to be accessible by vehicular traffic either from an access driveway from Bob White Road to the entrance driveway of the Premises or from an extension of [***]. From and after the Commencement Date, Landlord shall ensure that access to the Premises is uninterrupted and until such time as [***] has been extended to the Premises, shall keep such access driveway in good condition and repair.

1.10 Single Tenant Lease. Landlord hereby covenants that Tenant shall be the sole tenant of the Property and Landlord shall not lease any portion of the Building or the Property to any other Person during the Term of this Lease; provided that Landlord’s permitted use of the Access Areas shall not be construed as a violation of this Section 1.10.

2.	TERM.

2.1 Term. The term of this Lease shall commence on the Commencement Date and shall continue in effect for the Term of the Lease, as the same may be extended, or earlier terminated, in accordance with the express terms of this Lease.

2.2 Delivery of Premises. Landlord shall use commercially reasonable efforts to (i) satisfy the applicable Commencement Date Conditions prior to the applicable Target Commencement Date and (ii) satisfy the Substantial Completion Conditions prior to the Target Substantial Completion Date. Landlord and Tenant acknowledge and agree that construction closeout with respect to the Landlord Improvements will be governed by Exhibit “J” and any dispute by Tenant of the foregoing shall be subject to Section 9 of Exhibit “J”.

2.2.1 Landlord and Tenant agree that, if the Commencement Date Conditions have occurred prior to the Target Commencement Date, Landlord shall have the right to deliver the Commencement Date Notice to Tenant, and thereby cause the Commencement Date (or the Deemed Commencement Date) to occur.

2.2.2 Tenant agrees that, the Commencement Date shall, upon satisfaction of the Commencement Date Conditions and delivery of the Commencement Date Notice, be deemed (for the purpose of determining the first day of the Term and the first day of Rent accrual hereunder) to have been moved up to the Deemed Commencement Date in the event the conditions set forth in the definition thereof are satisfied. The foregoing notwithstanding, Landlord and Tenant agree that Landlord’s post-Commencement Date obligations hereunder shall, in the event of a Deemed Commencement Date, be deemed to have commenced as of the actual date that the Commencement Date Notice is delivered to Tenant.

2.2.3 Tenant agrees that, Substantial Completion shall, upon satisfaction of the applicable conditions thereto and the delivery of the Delivery of Premises Notice, be deemed (for the purpose of determining any rent abatement pursuant to Exhibit “J”) to have been moved up to the Deemed Substantial Completion Date in the event the conditions set forth in the definition thereof are satisfied.

2.3 Extension Options.

2.3.1 Subject to and in accordance with the terms and conditions of this Section 2.3, Tenant shall have the number of Extension Options specified in Item 6 of the Basic Lease Information to extend the Term of this Lease, for the respective Extension Terms specified in such Item 6, upon the same terms, conditions and provisions applicable to the then-current Term of this Lease (except as provided otherwise herein). The monthly Base Rent for the First Extension Term shall be the First Extension Term Base Rent (as defined on Schedule “2”) and the monthly Base Rent for the Second Extension Term shall be the Second Extension Term Base Rent (as defined on Schedule “2”).

2.3.2 Tenant may exercise each Extension Option only by delivering (a) an Extension Option Exercise Notice to Landlord at least nine (9) calendar months (and not more than twelve (12) calendar months) prior to the then applicable expiration date of the Term, specifying that Tenant is irrevocably exercising its Extension Option so as to extend the Term of this Lease by an Extension Term on the terms set forth in this Section 2.3, and (b) a Market Rate Energy Supply Agreement covering the entire Extension Term. In the event that Tenant shall duly exercise an Extension Option, the Term shall be extended to include the applicable Extension Term (and all references to the Term in this Lease shall be deemed to refer to the Term specified in Item 5 of the Basic Lease Information, plus all duly exercised Extension Terms). Notwithstanding the foregoing, if Tenant shall fail to give any Extension Option Exercise Notice within the aforesaid time limit, Tenant’s right to exercise such Extension Option shall nevertheless continue until thirty (30) days after Landlord shall have given Tenant written notice of Landlord’s election to terminate such Extension Option and Tenant may exercise such Extension Option at any time until the expiration of said thirty (30) day period. In the event that Tenant shall fail to deliver an Extension Option Exercise Notice prior to the expiration of said thirty (30) day period, time being of the essence, at the election of Landlord, Tenant shall be deemed to have forever waived and relinquished such Extension Option, and any other options or rights to renew or extend the Term effective after the then applicable expiration date of the Term shall terminate and shall be of no further force or effect.

2.3.3 Tenant shall have the right to exercise any Extension Option only with respect to the entire Premises leased by Tenant at the time that Tenant delivers the applicable Extension Option Exercise Notice. If Tenant duly exercises an Extension Option, Landlord and Tenant shall execute an amendment reflecting such exercise.

2.4 Tenant’s Termination Right for Failure to Acquire Property. If (a) Landlord fails to acquire fee simple title to the Property, free and clear of any Security Document(s) and other liens and encumbrances, other than those listed in Exhibit “O”, on or before November 1, 2021 or (b) the Construction Start Date has not occurred on or before November 1, 2021, then, in either case, Tenant shall have the right to terminate the Lease by written notice to Landlord. If Tenant exercises its right to terminate the Lease pursuant to this Section 2.4, then the Lease will terminate and neither party will be entitled to any other remedy or damages under the Lease except for remedies or damages under those provisions, if any, which expressly survive the expiration or termination of this Lease.

3.	BASE RENT AND OTHER CHARGES.

3.1 Base Rent. From and after the Commencement Date (Powered Shell-A), Tenant shall pay Base Rent to Landlord throughout the remaining Term of this Lease. All Base Rent applicable to each Powered Shell shall be paid to Landlord in monthly installments in advance on the first day of each and every calendar month from and after the Commencement Date for such Powered Shell; provided, however, that if the Commencement Date for a Powered Shell is not on the first day of a calendar month, the Base Rent applicable to such Powered Shell for the Partial Month shall (i) be calculated on a per diem basis determined by dividing the Base Rent above by the total number of calendar days in such Partial Month and multiplying such amount by the number of days remaining in such Partial Month from and after (and including) the Commencement Date for such Powered Shell, and (ii) be paid by Tenant to Landlord on the Commencement Date for such Powered Shell. Except as set forth in this Section 3.1, Tenant shall not pay any installment of Rent more than one (1) month in advance. Notwithstanding the foregoing, Base Rent shall be deferred until the first day of the seventh (7th) full month following the Commencement Date (Powered Shell-A).

3.2 Base Rent Adjustment. Landlord will procure and install a backup main power transformer (“Backup MPT”) on the Property on or before December 31, 2022. As consideration for the foregoing, the monthly Base Rent set forth in Item 8 of the Basic Lease Information shall be increased by $[***] per month for a period of [***] months commencing upon Commencement Date (Powered Shell-B).

3.3 Operating Expenses.

3.3.1 Commencing on the Commencement Date for each of Powered Shell-A, Powered Shell-B and the Operational Space, Tenant shall be obligated to pay to Landlord as Additional Rent an amount equal to Operating Expenses (Actual) for such component of the Building.

3.3.2 No later than sixty (60) days prior to the date that Landlord reasonably anticipates the Commencement Date to occur, Landlord shall provide to Tenant a statement of the Operating Expenses (Projected) for the period commencing on the Commencement Date and ending on the last day of the calendar year in which the Commencement Date occurs. In addition, no later than sixty (60) days before the beginning of each calendar year thereafter, Landlord shall provide to Tenant a statement of the Operating Expenses (Projected) for the immediately following calendar year. Such initial statement of the Operating Expenses (Projected) and each subsequent statement of the Operating Expenses (Projected) are referred to herein as the “Operating Expenses Budget”. Each Operating Expenses Budget shall be subject to Tenant’s approval, such approval not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, it shall be unreasonable for Tenant to withhold its approval of any proposed Operating Expenses Budget unless Tenant is able to demonstrate and reasonably justify an alternative budget that will result in fifteen (15%) or more in annual savings as compared to the proposed Operating Expenses Budget.

3.3.3 Tenant shall pay each Projected Operating Expenses Installment to Landlord the first day of each month during the Term of the Lease. Until Tenant has received the statement of the Operating Expenses (Projected) from Landlord, Tenant shall continue to pay Projected Operating Expenses Installments to Landlord in the same amount (if any) as required for the last month of the prior calendar year. Upon Tenant’s receipt of such statement of the Operating Expenses (Projected), Tenant shall pay to Landlord, or Landlord shall pay to Tenant (whichever is appropriate), the difference between the amount paid by Tenant as Projected Operating Expenses Installments prior to receiving such statement and the amount payable by Tenant therefor as set forth in such statement. Landlord shall provide Tenant a statement on or before May 15 after the end of each calendar year, showing Operating Expenses (Actual) as compared to the Operating Expenses (Projected) for such calendar year. If the Operating Expenses (Actual) for such calendar year exceeds the aggregate of the Projected Operating Expenses Installments collected by Landlord from Tenant, Tenant shall pay to Landlord, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. However, if the Operating Expenses (Actual) for such calendar year is less than the aggregate of Projected Operating Expenses Installments collected by Landlord from Tenant, Landlord shall pay to Tenant, within thirty (30) days following Tenant’s receipt of such statement, the amount of such excess. Landlord shall have the right from time to time during each calendar year to propose an update to the Operating Expenses (Projected) and provide Tenant with a revised statement thereof, which proposed update shall be subject to Tenant’s approval rights set forth in Section 3.3.2 above. Thereafter, Tenant shall pay Projected Operating Expenses Installments on the basis of the revised statement. If the Commencement Date is not the first day of a calendar year, or the expiration or earlier termination date of this Lease is not the last day of a calendar year, the Operating Expenses (Actual) shall be prorated. The foregoing adjustment provisions shall survive the expiration or termination of the Term of this Lease.

3.3.4 Landlord agrees to keep books and records reflecting the Operating Expenses of the Property in accordance with generally accepted accounting principles. Tenant, at its expense, shall have the right, once per year, within twelve (12) months after receiving Landlord’s statement of Operating Expenses (Actual) for a particular year, to audit Landlord’s books and records relating to the Operating Expenses as the case may be for such year. If within such twelve (12) month period Tenant does not give Landlord written notice stating in reasonable detail any objection to the statement of Operating Expenses (Actual), Tenant shall be deemed to have approved such statement in all respects. Such audit shall be conducted by an independent, nationally recognized accounting firm. For the avoidance of doubt, any all information obtained through the Tenant’s audit with respect to financial matters and any other matters pertaining to Landlord and/or the Property, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant relative to the results of the audit shall be subject to the provisions of Section 17.19 hereof. Notwithstanding the foregoing, if the amount of Operating Expenses (Actual) set forth in Landlord’s statement is determined by Tenant’s audit to have been overstated by Landlord by more than $[***], Landlord shall reimburse Tenant for such overcharge and the commercially reasonable, out of pocket hourly or flat fee costs and expenses paid by Tenant in connection with Tenant’s review.

3.4 Payments Generally. Base Rent and all forms of Additional Rent payable hereunder by Tenant (i) shall be payable to Landlord within [***] business days after Tenant’s receipt of invoice, in lawful money of the United States without any abatement, offset or deduction whatsoever (except as specifically provided otherwise herein), and (ii) shall be payable to Landlord at the address of Landlord specified in Item 12 of the Basic Lease Information (or to such other person or to such other place as Landlord may from time to time designate in writing to Tenant). Landlord will deliver invoices to Tenant on a monthly basis as soon as reasonably practicable after the end of the month in which the applicable charges were incurred. No receipt of money by Landlord from Tenant after the termination of this Lease, the service of any notice, the commencement of any suit, or a final judgment for possession shall reinstate, continue or extend the Term of this Lease or affect any such notice, demand, suit or judgment. No partial payment by Tenant shall be deemed to be other than on account of the full amount otherwise due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment be deemed an accord and satisfaction, and Landlord shall be entitled to accept such payment without compromise or prejudice to any of the rights of Landlord hereunder or under any Applicable Laws. In the event that the Commencement Date or the expiration of the Term (or the date of any earlier termination of this Lease) falls on a date other than the first or last day of a calendar month, respectively, the Rent payable for such partial calendar month shall be prorated based on a per diem basis.

3.5 Utilities. For clarity, electric service to the Premises is addressed in the Energy Supply Agreement. Tenant shall pay for any other utility (e.g., water, gas, sewer) serving, provided to and/or used in the Premises. If the Premises are not separately metered by the applicable utility provider, such utility costs shall be included within Operating Expenses.

3.6 Late Payments. Landlord and Tenant agree that if Landlord has not received any payment of Rent on or before the Delinquency Date, Tenant shall, in addition to Tenant’s obligation to pay the Late Payment to Landlord, also be required to pay to Landlord, as Additional Rent, (i) a Late Charge, and (ii) Late Payment Interest from the Delinquency Date until the date the foregoing are paid, collectively, to cover Landlord’s additional administrative costs and damages related to such Late Payment, which are difficult, if not impossible, to determine. In no event, however, shall the charges permitted under this Section 3.6, or elsewhere in this Lease, to the extent the same are considered to be interest under Applicable Law, exceed the maximum lawful rate of interest. Landlord’s acceptance of any Late Charge, or any Late Payment Interest, shall not be deemed to constitute a waiver of Tenant’s default with respect to the Late Payment, nor prevent Landlord from exercising any of the other rights and remedies available to Landlord hereunder.

3.7 Rent Abatement. Notwithstanding anything herein to the contrary, if the Commencement Date Conditions with respect to any Powered Shell or the Operational Space are not satisfied on or before the applicable Target Commencement Date, or the Substantial Completion Conditions are not satisfied on or before the Target Substantial Completion Date, then, except as otherwise expressly provided in this Lease and Exhibit “J”, Tenant’s sole remedies shall be those remedies therefor provided in Exhibit “J”.

4.	TAXES.

4.1 Taxes – Equipment.

4.1.1 Landlord shall be liable for and shall pay before delinquency all Taxes – Landlord’s Equipment. If any such Taxes – Landlord’s Equipment are levied or assessed against Tenant, and if Tenant elects to pay the same, Landlord shall reimburse Tenant within five (5) business days of Tenant’s demand therefor.

4.1.2 Tenant shall be liable for and shall pay before delinquency all Taxes – Tenant’s Equipment. If any such Taxes – Tenant’s Equipment are levied or assessed against Tenant or the Premises, and if Landlord elects to pay the same, Tenant shall reimburse Landlord within five (5) business days of Landlord’s demand therefor.

4.2 Taxes – Other. Landlord shall be liable for and shall pay before delinquency all Taxes – Other. If any such Taxes - Other are levied or assessed against Tenant or the Property, and if Tenant elects to pay the same, Landlord shall reimburse Tenant within [***] business days of Tenant’s demand therefor.

4.3 Taxes – Real Property. Landlord shall be responsible for and shall pay before delinquency to the applicable taxing authority all Taxes – Real Property; provided that Tenant shall make payments to Landlord in an amount equal to the Taxes – Real Property at least [***] days in advance of the applicable taxing authority due date. Any Taxes – Real Property relating to a fiscal period of the taxing authority, a part of which period is included within a period of time prior to or after the end of the Term, whether or not such Taxes – Real Property are assessed, levied, confirmed, imposed upon or in respect of, or become a lien upon the Property, or become payable, during the Term, will be adjusted between Landlord and Tenant as of the Commencement Date or end of the Term, so that Tenant will pay the Taxes – Real Property allocable to the part of the fiscal period included in the Term and Landlord will pay the remainder. Tenant’s obligation to pay Taxes – Real Property on the Property under this Section 4.3 shall be binding on Tenant, even though the Premises do not include and Tenant shall not have any right to access or use the Landlord-Exclusive Areas and notwithstanding Landlord’s rights under Section 1.5 hereof as to the Access Areas. To the extent that Landlord receives any credit for a real estate tax abatement or exemption from any taxing authority with regard to the Property for any period contained within the Term, Tenant shall receive a credit against the next installment of Base Rent thereafter due equal to the amount of such credit.

Tenant will have the right to contest (at Tenant’s sole cost and expense) the amount or validity, in whole or in part, of any Taxes – Real Property by appropriate proceedings diligently conducted in good faith. If requested by Tenant, Landlord shall join in any contest or proceedings required to be brought by or in the name Landlord and otherwise cooperate with Tenant in the prosecution thereof; provided, however, that Landlord will not be subjected to any liability for the payment of any costs or expenses in connection with any contest or proceedings, and Tenant shall be responsible for any and all costs or expenses reasonably incurred by Landlord, including but not limited to reasonable attorney’s fees.

If a program exists which will, upon proper application, result in a total or partial exemption from, or abatement or reduction of, Taxes – Real Property assessed or to be assessed against the Property (whether by virtue of a “payments-in-lieu-of-taxes” agreement or otherwise, but other than through the normal tax contest proceedings), Tenant may apply therefor (and Landlord shall cooperate with Tenant as Tenant may reasonably require at Tenant’s sole cost and expense, expressly including any costs or expenses reasonably incurred by Landlord).

4.4 Sales Tax Exemptions. Tenant and Landlord shall reasonably cooperate with each other to minimize liabilities for federal, state and local sales, use, excise or similar taxes, fees or contributions imposed upon the acquisition, sale, purchase or use of all equipment, materials and other goods incorporated into the Building and all Landlord Improvements, whether paid or payable by a member of the Landlord Group in connection with the construction and completion of such Landlord Improvements (“Sales Taxes”). Landlord shall use commercially reasonable efforts to seek Texas state sales tax exemption as a Qualified Data Center (the “Sales Tax Exemption”) and to provide Tenant with such exemption certificate prior to commencement of construction of the Premises (see https://comptroller.texas.gov/taxes/data-centers/), and Tenant shall reasonably cooperate with Landlord in connection therewith, including promptly executing or delivering all such documents and instruments and taking all further action that Landlord reasonably determines is necessary in order to obtain such exemption. If the Sales Tax Exemptions is not obtained from the applicable taxing authority, for any reason, [***]; and if the Sales Tax Exemption is obtained but not thereafter maintained as a direct result of a default by Tenant under Section 6.9 beyond all applicable notice and cure periods, then Base Rent shall [***]. Nothing in this Section 4.4 shall limit Tenant’s other obligations or liabilities relating to other taxes set forth elsewhere in this Lease.

5.	TENANT SECURITY.

5.1 Deposit. If Landlord has received Tenant Security from Tenant, Landlord shall hold the Tenant Security as security for the performance by Tenant of Tenant’s covenants and obligations under this Lease, it being expressly understood and agreed that the Tenant Security shall not be considered an advance payment of Rent or a measure of Landlord’s damages in case of default by Tenant. The Tenant Security shall be held by Landlord without liability to Tenant for interest, and Landlord may commingle such deposit with any other funds held by Landlord (subject to Applicable Security Deposit Laws). Upon the occurrence of any Event of Default by Tenant, Landlord may, from time to time, without prejudice to any other remedy, apply the Tenant Security to the extent necessary to make good any arrears of Base Rent, Additional Rent, and any other payment, damage, injury, expense or liability caused to Landlord by such Event of Default by Tenant. Following any application of the Tenant Security, Tenant shall pay to Landlord within five (5) days of demand the amount so applied in order to restore the Tenant Security to the amount thereof immediately prior to such application. Subject to the requirements of, and conditions imposed by Applicable Security Deposit Laws, Landlord shall, within the time required by Applicable Security Deposit Laws, or if no such requirement exists, within twenty-five (25) business days after the expiration of the Term of this Lease (or the earlier termination of this Lease), return to Tenant the portion (if any) of the Tenant Security remaining after deducting all damages and losses that Landlord has suffered as a result of any Event of Default by Tenant under this Lease.

5.2 Replacement Security. At any time during the term Tenant may elect to replace, either in whole or in part, the Step-Up Security Deposit, the Equity Pledge, the Parent Guaranty or Landlord’s lien under Section 14.5 with a Letter of Credit or a cash deposit, in an amount, dollar for dollar, equal to the portion of the Tenant Security that it replaces, in which case Landlord shall return the Step-Up Security Deposit to Tenant (or the portion thereof that is being replaced), release the Equity Pledge (or the portion thereof that is being replaced), terminate the Parent Guaranty, or release Landlord’s lien under Section 14.5 (or the portion thereof that is being replaced), as applicable, no later than five (5) business days after Landlord’s receipt of the Letter of Credit or the cash deposit from Tenant. If Landlord has received a Letter of Credit from Tenant, Landlord’s rights and Tenant’s obligations shall be governed by Exhibit “I”, and such Letter of Credit shall be treated as part of the Tenant Security, for the purposes of Section 5.1 or the Landlord’s lien under Section 14.5, as applicable. Any Letter of Credit or cash deposit that replaces the Equity Pledge or Parent Guaranty shall be in the amount of $[***] (as such amount may be ratably reduced in the event of a partial release of the Equity Pledge). Any such release under this Section 5.2 shall be effectuated through a customary escrow arrangement.

5.3 Parent Guaranty and Equity Pledge. On the Execution Date, Tenant shall cause the Guarantor to deliver the Parent Guaranty and the Equity Pledge.

5.4 Equity Pledge Release. The Equity Pledge will be released once the first [***] Miners within Powered Shell-A and the associated Encumbered Personal Property (defined in Section 14.5) are installed at the Premises and become subject to the Landlord’s lien pursuant to Section 14.5. The parties shall reasonably cooperate to cause a UCC-1 financing statement evidencing Landlord’s lien on the first [***] Miners and associated Encumbered Personal Property installed in Powered Shell-A to be filed and the Equity Pledge to be released and termination statement(s) reflecting the termination of Landlord’s security interest in Air HPC shall be filed with the Delaware Secretary of State through a customary escrow arrangement.

5.5 Financial Statements. Within [***] days following the Execution Date, Tenant shall provide to Landlord the unaudited consolidated Financial Statements of Air HPC for the most recent fiscal quarter and shall provide such unaudited consolidated financial statements to Landlord no later than [***] days after the end of each fiscal quarter for so long as Air HPC remains subject to the Equity Pledge. No later than [***] days after the annual and quarterly consolidated Financial Statements of Guarantor are completed, Tenant shall provide such consolidated Financial Statement of Guarantor to Landlord, which, shall in no event be later than September 31, 2022.

6.	PERMITTED USE; COMPLIANCE WITH RULES AND LAWS; HAZARDOUS MATERIALS.

6.1 Permitted Use. Tenant shall use the Premises only for the Permitted Use. Any other use of the Premises is subject to Landlord’s prior written consent, which consent may be withheld or conditioned in Landlord’s sole and absolute discretion.

6.1.1 Limitations on Permitted Use. Tenant agrees that neither Tenant, nor any other Tenant Party, may use the Premises, or operate within the Premises and/or the Building, in any manner, which causes or is reasonably likely to cause damage to the Property, the Building, the Premises or any Building System. Tenant agrees to reimburse Landlord, as Additional Rent, for any additional insurance premium charged by Landlord’s insurance carrier for any insurance policy by reason of Tenant’s failure to comply with the provisions of this Section 6.1.1.

6.2 Datacenter Rules and Regulations. Tenant’s Permitted Use shall be subject to, and Tenant, and all other Tenant Parties, shall comply fully with the Datacenter Rules and Regulations, which the Parties shall use good faith efforts to negotiate and agree upon prior to Commencement Date (Powered Shell-A) and include as Exhibit “K” hereto, and which shall address such matters that are advisable for the safety, care and/or cleanliness of the Premises, the Building and/or the Property, and/or for the preservation of good order in any of same. Any amendment, modification or supplement to the Datacenter Rules and Regulations shall require the written approval of both Landlord and Tenant, each acting in its sole, but good faith discretion. Datacenter Rules and Regulations may not conflict with, amend or breach the terms of this Lease, interfere with Tenant’s quiet enjoyment of the Tenant Space, increase Tenant’s monetary obligations under this Lease, or unreasonably interfere with Tenant’s Permitted Use of the Premises. In the event of a conflict between the Datacenter Rules and Regulations and the terms of this Lease, the terms of this Lease shall govern. Tenant shall be responsible for causing the other Tenant Parties to comply with the Datacenter Rules and Regulations. Landlord shall enforce the Datacenter Rules and Regulations in a non- discriminatory and equitable manner.

6.3 Compliance with Laws; Hazardous Materials.

6.3.1 Compliance with Laws. Tenant, at Tenant’s sole cost and expense, shall timely take all action reasonably required to cause all Alterations and Tenant’s (and all other Tenant Parties’) use of the Premises to comply at all times during the Term of this Lease in all respects with all Applicable Laws.

6.3.2 Hazardous Materials. Tenant agrees that neither Tenant, nor any other Tenant Party, shall Handle any Hazardous Materials in the Premises or any portion of the Building or the Property except in accordance with applicable Environmental Laws. Additionally, Tenant agrees that neither Tenant, nor any other Tenant Party, shall use the Premises in any manner which may directly or indirectly lead to any non-compliance with any Environmental Law. It is agreed and understood that any coolant brought to the Site for the purposes of immersion server cooling shall be a non-hazardous material and excluded from any hazardous material lists as defined by state and federal statutes and regulations.

6.4 Critical Load Power. Without consent of Landlord (such consent not to be unreasonably withheld or conditioned or delayed), Tenant’s actual electricity consumption for the Premises shall not exceed the Critical Load Power. The power drawn by the Building and all of the equipment (whether personal property, fixtures or otherwise) in or on the Premises shall be included in the calculation of Tenant’s actual electricity consumption for the Premises.

6.5 Load Control System. Notwithstanding any other provision of this Lease to the contrary, Tenant agrees and acknowledges that Landlord shall have the right to install, operate and maintain within the Tenant’s leased Premises the Load Control System.

6.6 Maximum Structural Load. Tenant shall not place a load upon the Premises exceeding the Maximum Structural Load.

6.7 Regarding Build-Out of Premises. The Parties acknowledge that the Premises is, on the Effective Date, master planned to consist of one building with three subparts, Powered Shells A and B and the Operational Space, to be constructed as part of the Landlord Improvements consistent with the Base Specification – Final (defined on Exhibit “J”) and the other requirements of Exhibit “J”.

6.8 Economic Development Requirements. Landlord intends to enter into an Economic Development Agreement by and among Landlord, Rowan Land Resources, LLC, a Delaware limited liability company, and Temple Economic Development Corporation (“TEDC”), a Texas nonprofit corporation (the “Economic Development Agreement”). In connection with Landlord’s obligations under the Economic Development Agreement, Tenant covenants and agrees that it will comply with the following requirements applicable to the Premises (collectively, the “Economic Development Requirements”):

6.8.1 Creation of at least twenty (20) full-time employment positions within the City of Temple, Texas, in connection with the Premises, with an average annual salary of at least $50,000 and maintaining such positions for at least three years following receipt of a final, unconditional certificate of occupancy for the Building;

6.8.2 Using commercially reasonable efforts to fill all employee positions with persons from the City of Temple or its extraterritorial jurisdiction and maintain records documenting the same;

6.8.3 Making a $75,000,000 taxable capital investment in taxable improvements and personal property in connection with the development of the Premises and assisting Landlord in documenting such investment, including by providing vendor or contractor invoices, bills of lading, serial numbers and other information reasonably requested by Landlord on behalf of TEDC;

6.8.4 Occupying the Premises within 24 months following the acquisition of the Property on the Effective Date;

6.8.5 Using commercially reasonable efforts to purchase all materials, supplies and services in the course of making its investment in the Premises from merchants and businesses physically located in the City of Temple or in its extraterritorial jurisdiction and maintaining records documenting the same;

6.8.6 Not employing any undocumented workers at the Premises;

6.8.7 Not boycotting Israel;

6.8.8 Not having a written or unwritten internal practice, policy, guidance, or directive that discriminates against a firearm entity or firearm trade association based solely on its status as a firearm entity or firearm trade association and not discriminating against a firearm entity or firearm trade association based solely on its status as a firearm entity or firearm trade association; and

6.8.9 In its construction and operation of the Premises, materially complying with all applicable local, state and federal laws, rules and regulations.

6.9 Data Center Sales Tax Exemption Requirements. From and after such time as Landlord has obtained the Sales Tax Exemption, Tenant shall not cause a violation of the requirements for “State Sales Tax Exemption for Qualified Data Centers” as set forth on the State of Texas Comptroller website, which shall include, but not be limited to, the following requirements (provided, the following list shall be modified as necessary from time to time to conform to the actual requirements for the Sales Tax Exemption):

6.9.1 Creating of at least twenty (20) qualifying jobs in the county in which the data center is located, not including jobs moved from one Texas county to another;

6.9.2 Making a capital investment of at least $150 million in the applicable data center over a 5- year period, beginning on the date the data center is certified by the Comptroller of Texas as a qualifying data center;

6.9.3 Occupying at least 100,000 square feet of space in a single building or portion of a single building located in Texas that is, or will be, used only by a single qualifying occupant as a data center;

6.9.4 Not subleasing any portion of the real or personal property within the qualifying data center;

6.9.5 Not allowing the data center to be used primarily by a telecommunications provider to deliver telecommunications services; and

6.9.6 Not causing the data center to be subject to an agreement limiting the appraised value of the data center’s property under Tax Code Chapter 313.

7.	ACCESS CONTROL; LANDLORD’S ESSENTIAL SERVICES; INTERRUPTION OF SERVICES.

7.1 Access Control. Landlord will provide Landlord’s Access Control Systems during the Term of this Lease. Landlord reserves the right, but without assuming any duty, upon consultation with Tenant, to institute additional access control measures in order to further control and regulate access to the Building or any part thereof (other than the interior of the Powered Shells and the server control room in the Operational Space). Landlord shall not, under any circumstances, be responsible for providing or supplying security services to the Premises or any part of the Building in excess of the Landlord’s Access Control Systems and the Campus Security Services (and, unless expressly agreed in writing by Landlord, Landlord shall not under any circumstances be deemed to have agreed to provide any access control services in excess of the above specified Landlord’s Access Control Systems and the Campus Security Services); provided, nothing herein shall restrict Tenant from providing or supplying such security services to the Premises or any part of the Building in excess of the Landlord’s Access Control Systems and the Campus Security Services. The provider of any of Landlord’s Access Control Systems and the Campus Security Services shall be subject to Tenant’s prior written approval, not to be unreasonably withheld, conditioned or delayed. Subject to Landlord’s then existing Datacenter Rules and Regulations, Landlord agrees to provide Tenant’s employee’s, agents, representatives and visitors with electronic key-cards to the Landlord’s Access Control Systems in order to gain entry into the Premises, to inspect, to perform maintenance with respect to Tenant’s Personal Property, and/or for any other purpose consistent with the Permitted Use. Tenant acknowledges and agrees that the activities of all persons in the Premises are and shall be subject to surveillance by video camera and/or otherwise by Landlord’s agents and employees. Landlord acknowledges and agrees that Tenant shall have exclusive control of the interior of the Powered Shells and the server control room within the Operational Space, and shall be permitted to install a video surveillance system therein that shall be under the exclusive control of Tenant. Landlord’s access to the interior of the Powered Shells and the server control room shall be subject to advance authorization from the Tenant.

7.2 Landlord’s Essential Services. Landlord’s agreement to provide Landlord’s Essential Services are described on Exhibit “F”, attached hereto.

7.3 Interruption of Services. Landlord shall not be liable or responsible to Tenant for any loss, damage or expense of any type which Tenant may sustain or incur if the quantity or character of the utility-provided electric service is changed, is no longer available, or is no longer suitable for Tenant’s requirements. Additionally, with regard to interruptions of Landlord’s Essential Services, no interruption or malfunction of any electrical or other service to the Premises, or to any other portion of the Building or Property, shall, in any event, (i) constitute an eviction or disturbance of Tenant’s use and possession of the Premises, (ii) constitute a breach by Landlord of any of Landlord’s obligations under this Lease, (iii) render Landlord liable for damages of any type or entitle Tenant to be relieved from any of Tenant’s obligations under this Lease (including the obligation to pay Base Rent, Additional Rent, or other charges), (iv) grant Tenant any right of setoff or recoupment, (v) provide Tenant with any right to terminate this Lease, or (vi) make Landlord liable for any injury to or interference with Tenant’s business or any punitive, incidental or Consequential Damages, whether foreseeable or not, whether arising from or relating to the making of or failure to make any repairs, alterations or improvements, or whether arising from or related to the provision of or failure to provide for or to restore any service in or to any portion of the Property or the Building. In the event of the interruption of any such service, however, Landlord shall employ commercially reasonable efforts to restore such service or cause the same to be restored in any circumstances in which such restoration is within the reasonable control of Landlord.

7.4 Campus Security. Landlord will provide the Campus Security Services during the Term of this Lease. Landlord reserves the right, but without assuming any duty, upon consultation with Tenant, to institute additional perimeter access control measures in order to further control and regulate access to the Property.

8.	MAINTENANCE; ALTERATIONS; REMOVAL OF TENANT’S PERSONAL PROPERTY.

8.1 Landlord’s Maintenance. Except as expressly provided in this Section 8.1, Landlord shall have no obligation to repair and/or maintain the Premises. Landlord will maintain and keep in good repair Landlord’s Electrical Infrastructure, Landlord’s Access Control Systems, the Substation serving the Premises, the fire suppression systems serving the Premises (excluding the interior of the Powered Shells), the floors and foundation of the Building, the exterior walls and windows of the Building, the roof of the Building, the Landlord Office Space, and the Powered Shell Air Circulation System (collectively, “Landlord’s Maintenance Obligations”). Landlord shall also be responsible for general site maintenance including any fences, security, access roads, parking areas, landscaping and similar items. In connection with the foregoing: (a) Landlord’s maintenance obligations under this Section 8.1 regarding the electrical system(s) exclusively serving the Premises, shall extend to the supply side of each PDU. With respect to the 2.5kW padmount transformers, shall be limited to the exterior of the Building; and (b) Tenant shall be solely responsible for the distribution of electrical power from the load side of each PDU (including the output circuit breakers) within each suite to the remainder of the suite and for the installation and related operation, maintenance, repair, and replacement of equipment and systems required in connection with such distribution. For the avoidance of doubt, Tenant employees or contractors with the requisite qualifications may disconnect the breakers of the low- voltage equipment serving each Powered Shell. Upon Tenant’s written request, Landlord shall authorize any employee of Tenant that has the requisite qualifications to disconnect the breakers of the medium-voltage control equipment on the outside of each Powered Shell; provided, any such authorized employee may take such action only during an Emergency.

8.1.1 Preventative Maintenance Standards. Tenant acknowledges that Landlord’s PM Standards shall be updated on at least an annual basis. Landlord’s PM Standards and Landlord’s PM Schedule shall each be subject to Tenant’s approval, not to be unreasonably withheld, conditioned or delayed. Landlord shall provide Tenant with Landlord’s PM Schedule as far in advance as is reasonably practicable. Landlord agrees to perform the PM Activities and to substantially adhere to the then current PM Schedule in connection with such performance.

8.1.2 Tenant’s PM Audit. During the Term, Tenant shall have the right once per Lease Year to perform a PM Audit. Tenant shall exercise the foregoing right by delivering its PM Audit Notice to Landlord no less than thirty (30) days before the date upon which Tenant desires to perform its PM Audit. The PM Audit Notice must detail the equipment for which Tenant wishes to inspect the PM Books and Records, which shall be made available to Tenant at electronically, or may be inspected at Landlord’s office at the address set forth in Item 11 of the Basic Lease Information or other location mutually agreed upon by the Landlord and Tenant. Any such PM Audit shall be performed during Landlord’s normal business hours at a time and location within the Building reasonably designated by Landlord. Landlord shall respond to Tenant’s PM Audit Notice within five (5) business days after Landlord’s receipt of Tenant’s PM Audit Notice with the date, time and location of Tenant’s PM Audit. If Tenant’s PM Audit reveals that Landlord is delinquent in complying with the PM Schedule, Tenant shall deliver written notice to Landlord of such delinquency, and Landlord shall cure such delinquency within the time allowed pursuant to Section 16.1.1 of this Lease and Landlord shall reimburse Tenant for the commercially reasonable, out of pocket costs and expenses incurred by Tenant in connection with its PM Audit.

8.1.3 PM Change. In connection with the foregoing, in the event that Tenant desires that Landlord make a PM Change, Tenant agrees to provide Landlord a PM Change Request no fewer than twenty (20) days prior to the next scheduled occurrence of the PM Activity to which the PM Change Request applies. In the event that Landlord is reasonably able to accommodate the PM Change, Landlord shall provide Tenant a PM Change Cost Estimate within three (3) business days after Landlord’s receipt of the PM Change Request. Tenant agrees to notify Landlord within five (5) business days after Tenant’s receipt of the PM Change Cost Estimate as to whether or not Tenant elects to have the PM Change implemented. If Tenant timely elects to have the PM Change implemented, Tenant shall pay Landlord the actual incremental amount of the costs incurred by Landlord in connection with the PM Change within thirty (30) days after Tenant’s receipt of an invoice for same from Landlord. If Tenant does not timely respond, Tenant shall be deemed to have elected NOT to have the PM Change implemented.

8.2 Tenant’s Maintenance. During the Term of this Lease, Tenant shall, at Tenant’s sole cost and expense, maintain the Premises and Tenant’s equipment therein in good order and in a clean and safe condition. Tenant shall have the exclusive right to maintain PDUs and low-voltage electrical infrastructure and equipment serving the server halls and server control room in the Operational Space. In the event of an Emergency, Tenant will have the right to open breakers of individual server hall 2.5kW padmount transformers.

8.3 Alterations.

8.3.1 Except as set forth in the next succeeding sentence, Tenant may make any alterations, additions, or improvements to the Premises (each, an “Alteration”, and collectively, “Alterations”) without Landlord’s prior written consent in connection with the placement, installation, operation, repair and maintenance of Tenant’s Personal Property; provided, however, that such Alterations are (i) performed in accordance with this Section 8.3, (ii) will not affect the Building’s structural elements or have an adverse effect on the Building Systems, and (iii) in compliance with the Datacenter Rules and Regulations and Exhibit “P”. All Alterations shall remain in the Premises at the end of the Term; provided, however, that all Tenant’s Personal Property shall remain the property of Tenant and may be removed by Tenant upon termination or expiration of this Lease, subject to Section 14.5.

8.3.2 Each request for Alterations consent must contain one (1) full size hard copy of all drawings and, to the extent required to secure a building permit for the Alterations, one (1) full set of drawings on CD. Landlord’s failure to deliver notice to Tenant withholding its consent to any proposed Alterations by Tenant within twenty (20) days following Tenant’s written request therefor shall be deemed to constitute Landlord’s approval of such proposed Alterations.

8.3.3 All of Tenant’s contractors, laborers, material men and others must obtain (and provide Landlord evidence of) such insurance as Landlord may reasonably require, prior to any such entry; provided that, in no event shall such insurance requirements exceed those that are described on Exhibit “B-1”, attached hereto.

8.3.4 Server Refresh. At least once during the initial Term of the Lease and, if Tenant exercises the first Extension Option, at least once during the extended Term of the Lease, Tenant, at Tenant’s sole cost and expense, shall replace all existing Miners in each Powered Shell with new Miners that are at least [***]% more productive (measured in terahash/second) as compared to the existing Miners (such replacement, a “Server Refresh”). Tenant shall provide notice to Landlord upon completion of any Server Refresh certifying to Landlord that the Server Refresh has been completed in accordance with this Section 8.3.4 with reasonable supporting materials, including a list of the serial numbers of the newly installed Miners to be included in the collateral description of the UCC-1 in accordance with the final sentence of this Section 8.3.4, and Landlord shall approve or reject such certification, such approval not to be unreasonably withheld, conditioned or delayed. No later than five (5) business days following Landlord’s approval of the Server Refresh certification, Landlord shall return the Step-Up Security Deposit to Tenant (provided, Tenant shall be required to thereafter deposit a new Step-Up Security Deposit as and to the extent provided in Item 10 of the Basic Lease Information). Upon any such Server Refresh, Tenant, in consideration for the Landlord’s lease of the Premises and as security for the obligations of Tenant hereunder, shall grant to Landlord a continuing security interest in the replaced Miners and associated monitoring and control systems and such replaced Miners and related equipment shall be considered “Encumbered Personal Property” and subject to Section 14.5. In addition, Landlord and Tenant shall reasonably cooperate to cause all applicable UCC-1 financing statements evidencing Landlord’s lien on the replacement Miners and UCC-3 terminations along with other documents reasonably requested by Tenant releasing Landlord’s lien from the replaced Miners to be filed simultaneously through a customary escrow arrangement.

8.4 Removal of Tenant’s Personal Property. Notwithstanding anything to the contrary: (a) upon the expiration or earlier termination of this Lease for any reason (including, without limitation, pursuant to Sections 9 or15) in accordance with the terms herein, Tenant shall, at Tenant’s sole cost and expense, remove any or all of Tenant’s Personal Property, in which case Tenant shall restore those portions of the Building and/or the Premises damaged by such removal (or by the initial installation) of such Tenant’s Personal Property, ordinary wear and tear excepted; and (b) Tenant shall have the right, and is hereby granted a license for entry, to enter the Property, any Building or the Premises for a period of sixty (60) days following the expiration or earlier termination of the Lease for any reason to remove any or all of Tenant’s Personal Property and to restore those portions of the Building and/or the Premises damaged by such removal (or the initial installation) of such Tenant’s Personal Property. Notwithstanding the foregoing, Tenant shall have no obligation to remove any conduits, wiring or Alterations thereof upon the expiration or earlier termination of this Lease.

8.5 Division of Responsibility – Electrical Infrastructure. Reference is made to the matrix attached hereto as Exhibit “Q” regarding the allocation of construction and maintenance responsibilities for the electrical infrastructure to be installed in the Premises. To the extent of any inconsistency between the allocation of maintenance responsibilities between Landlord and Tenant under Sections 8.1 and 8.2 and Exhibit “Q”, the terms of Exhibit “Q” shall control.

9.	CASUALTY EVENTS; TAKINGS; INSURANCE.

9.1 Casualty Events; Takings.

9.1.1 Casualty Events. If, during the Term of this Lease, any portion of the Building or the Premises shall be damaged or destroyed, in whole or in part, by a Casualty Event, Landlord shall, subject to the terms of this Section 9.1.1, and Sections 9.1.1.1 and 9.1.1.2, below, cause the Casualty Repair to occur. Landlord shall provide the Casualty Repair Notice to Tenant as soon as is reasonably practicable following the Casualty Event. For the avoidance of doubt, however, such repair and reconstruction obligation shall not be deemed to include any obligation on the part of Landlord with regard to any Alteration, nor any of Tenant’s Personal Property. Notwithstanding anything to the contrary, including, without limitation, Section 16.2, Landlord’s repair and restoration obligations under this Section 9.1.1 shall not be subject to Landlord’s Liability Cap.

9.1.1.1 Landlord’s Termination Right. Notwithstanding the foregoing, in the event that the Repair Period-Estimated exceeds ninety (90) days, Landlord shall have the right to terminate this Lease by, and effective upon, written notice to Tenant as part of the Casualty Repair Notice.

9.1.1.2 Tenant’s Termination Right. If (a) a Casualty Event causes damage to the Premises, or (b) a Casualty Event causes damage to the Building, such that Tenant is prevented from accessing the Premises, then Tenant shall have the right to terminate this Lease by, and effective upon, written notice to Landlord if (i) the Repair Period-Estimated exceeds ninety (90) days (in which case Tenant must provide written notice to Landlord of such termination within thirty (30) days after Tenant’s receipt of the Casualty Repair Notice), or (ii) the Repair Period-Actual exceeds ninety (90) days (in which case Tenant must provide written notice to Landlord of such termination prior to the one hundred twentieth (120th) day of the Repair Period-Actual).

9.1.1.3 Casualty-Complete. The foregoing notwithstanding, in the event of a Casualty- Complete, this Lease shall automatically terminate as of the date of the Casualty-Complete.

9.1.1.4 Base Rent Abatement – Casualty Events. In the event that this Lease is terminated pursuant to Sections 9.1.1.1, 9.1.1.2 or 9.1.1.3, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, Base Rent shall be abated proportionately during the Repair Period-Actual to the extent that the Premises (i) is unfit for use by Tenant in the ordinary conduct of Tenant’s business, and (ii) actually is not used by Tenant.

9.1.2 Takings.

9.1.2.1 Total Taking. If all or substantially all of the Premises, the Building or the Property shall be the subject of a Taking, this Lease shall terminate as of the date of the vesting of title in the condemning authority.

9.1.2.2 Partial Taking. If only a part of the Premises, the Building or the Property shall be the subject of a Taking, this Lease shall continue in full force and effect, subject to the terms of Sections 9.1.2.3- 9.1.2.7, below.

9.1.2.3 Landlord’s Termination Right – Partial Taking. If the part of the Building or the Property that is taken or condemned as part of the Taking contains greater than fifty percent (50%) of the total area of the Premises that existed immediately prior to such Taking, Landlord may terminate this Lease by notice to Tenant given within sixty (60) days following the date upon which Landlord received notice of such Taking. If Landlord so notifies Tenant, this Lease shall terminate upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice.

9.1.2.4 Tenant’s Termination Right – Partial Taking. If the part of the Building or the Property that is taken or condemned as part of the Taking contains greater than twenty-five percent (25%) of the total area of the Premises that existed immediately prior to such Taking, or if, by reason of such Taking, Tenant no longer has reasonable means of access to the Premises, Tenant may terminate this Lease by notice to Landlord given within sixty (60) days following the date upon which Tenant received notice of such Taking. If Tenant so notifies Landlord, this Lease shall terminate upon the date set forth in the notice, which date shall not be more than thirty (30) days following the giving of such notice.

9.1.2.5 Restoration – Taking. If this Lease shall not have been terminated pursuant to Sections 9.1.2.3 or 9.1.2.4, above, Landlord, at Landlord’s expense, shall, as soon as is reasonably practicable, restore that part of the Premises that was not taken or condemned as part of the Taking to a self-contained rental unit substantially equivalent (with respect to character, quality, appearance and services) to that which existed immediately prior to occurrence of the Taking, excluding Tenant’s Personal Property.

9.1.2.6 Base Rent Abatement – Taking. In the event that this Lease is terminated pursuant to Sections 9.1.2.1, 9.1.2.3 or 9.1.2.4, above, Landlord shall refund to Tenant any prepaid Base Rent, less any sum then owing to Landlord by Tenant. If, however, this Lease is not terminated pursuant to any of said Sections, Base Rent shall be reduced proportionately to the extent that the Premises is reduced as a result of the Taking.

9.1.2.7 Taking Award Rights. Landlord reserves the right to receive the entirety of the condemning authority’s award related to a Taking of any portion of the Property. The foregoing notwithstanding, in the event that this Lease is terminated in connection with any Taking, Landlord expressly permits Tenant to make a separate claim against the condemning authority, in any appropriate proceeding, for the value of Tenant’s unamortized, but taken, leasehold improvements or other improvements to the Premises made by Tenant and for Tenant’s moving expenses related to such Taking. If any such award that is made, or compensation that is paid, to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly make an accounting of same to the other.

9.1.3 Tenant’s Remedy. Tenant’s termination rights and rights to Base Rent abatement, to the extent provided above in this Article 9, shall be Tenant’s sole and exclusive remedies in the event of a Casualty Event or Taking, except, with respect to a Casualty Event, if such Casualty Event is caused by any grossly negligent act or omission or act of willful misconduct of Tenant or any Tenant Party.

9.2 Tenant’s Insurance. Tenant shall, at Tenant’s expense, procure and maintain from the Commencement Date and thereafter throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B-1” to this Lease. All of Tenant’s insurance policies with respect to the Premises shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Tenant’s waiver of claims with respect to the Landlord Group set forth in Section 14.1.1 of this Lease.

9.2.1 The commercial general liability policies procured by Tenant hereunder shall name Landlord and Landlord’s managing agent, and any Holders designated by Landlord as additional insureds. Prior to occupying the Premises, and prior to the expiration of each such policy, Tenant shall submit to Landlord certificates of insurance evidencing such policies (and the applicable renewals thereof) being in effect. All insurance policies procured hereunder shall contain a provision stating that the insurer shall endeavor to provide at least fifteen (15) days’ written notice to Landlord and all others named as additional insureds prior to any cancellation or material modification of such policy.

9.3 Landlord’s Insurance. Landlord shall, at Landlord’s expense, procure and maintain throughout the Term of this Lease a policy or policies of insurance in accordance with the terms and requirements set forth in Exhibit “B-2” to this Lease. Each of such insurance policies shall be endorsed so as to include a waiver of subrogation in accordance with and to the full extent of Landlord’s waiver of claims with respect to the Tenant Group set forth in Section 14.1.2 of this Lease. For the avoidance of doubt, however, Landlord and Tenant acknowledge and agree that, in no event, shall Landlord be obligated to carry any insurance covering any of Tenant’s Personal Property, any Alteration to the Premises made by or on behalf of Tenant, or covering any Tenant Party.

9.3.1 The commercial general liability policies procured by Landlord hereunder shall name Tenant, Rhodium Shared Services LLC, Rhodium Industries LLC and Rhodium Technologies LLC, and each of their respective managers, members, officers, directors, employees, contractors and representatives, and any Leasehold Mortgagees designated by Tenant as additional insureds. Prior to the Commencement Date, and prior to the expiration of each such policy, Landlord shall submit to Tenant certificates of insurance evidencing such policies (and the applicable renewals thereof) being in effect. All insurance policies procured hereunder shall contain a provision stating that the insurer shall endeavor to provide at least fifteen (15) days’ written notice to Tenant and all others named as additional insureds prior to any cancellation or material modification of such policy.

10.	TRANSFERS.

10.1 Restrictions on Transfers; Landlord’s Consent. Except as otherwise expressly set forth in Section 10.1.1, below, to the contrary, Tenant shall not effect a Transfer, without Landlord’s express prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. It shall be unreasonable for Landlord to withhold its consent to any Transfer where (i) Tenant gives Landlord prior written notice of the name of such transferee, (ii) the applicable transferee assumes, in writing, for the benefit of Landlord, all of Tenant’s obligations under this Lease, (iii) immediately following such assignment, such transferee has the same or better financial strength as that which Tenant had as of the Effective Date of this Lease, as evidenced in a manner reasonably acceptable to Landlord, (iv) the then-required Tenant Security is replaced in full in accordance with the terms of the Lease upon such assignment, (v) such transferee has sufficient relevant experience owning and/or operating data center facilities of comparable size and quality as the Premises as determined in Landlord’s reasonable discretion, (vi) such transferee has substantially similar energy consumption needs as Tenant as a result of conducting the Permitted Use on the Premises, (vii) the Energy Supply Agreement or Market Rate Energy Supply Agreement, as applicable, is also assigned to, and assumed by, such transferee, (viii) such transferee is not owned by or controlled by a Foreign Adversary and such assignment and/or transferee’s use of the Premises for its Permitted Use would not reasonably be considered a “covered transaction” or “covered real estate transaction” pursuant to CFIUS Laws, and (ix) as of the date of the proposed Transfer, the proposed transferee is not reasonably expected to be subject to higher levels of regulation than Tenant and the Proposed Transfer is not reasonably expected to subject the Premises or Landlord to higher levels of regulation as a result of conducting the Permitted Use on the Premises (the requirements in (i)-(ix), collectively, the “Transfer Requirements”). Except as otherwise expressly set forth in this Lease, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent as provided above and, at Landlord’s election, any such Transfer shall constitute an Event of Default by Tenant under Section 15.1.2 of this Lease.

10.1.1 Permitted Transfer. Notwithstanding anything to the contrary in this Lease, Tenant may, without the consent of Landlord undertake a Permitted Transfer; provided that, as conditions precedent to proceeding with an internal corporate restructuring referenced in clause (iii) of the definition of “Permitted Transfer” (such conditions, the “Restructuring Conditions”), the Tenant shall, in lieu of the notice requirement set forth in clause (a) of the definition of “Permitted Transfer”, at least thirty (30) days before the proposed restructuring, provide the Landlord with each of the following: (i) a prior written notice of the proposed restructuring, (ii) a detailed description of the proposed restructuring and its expected effects, if any, on the enforceability of this Lease or on the ability of Tenant to perform its obligations hereunder; (iii) a memorandum of legal counsel to the Tenant addressed to the Landlord explaining the necessity of the proposed restructuring, (iv) an unconditional legally binding commitment of the Tenant, in form satisfactory to the Landlord to amend any Tenant Security documentation and to take any other action as necessary to preserve the Landlord’s lien on the Encumbered Personal Property pursuant to Section 14.5 and Landlord’s rights under the Equity Pledge and Parent Guaranty, and (v) a certificate of an authorized officer of the Tenant addressed to the Landlord certifying that the proposed restructuring shall not have a material adverse effect on (A) the enforceability of this Lease, or (B) the ability of Tenant to perform its obligations hereunder, or (C) the value of the Tenant Security.

10.2 Notice to Landlord. If Tenant desires to make any Transfer (other than a Permitted Transfer), then at least twenty (20) business days (but no more than one hundred eighty (180) days) prior to the proposed effective date of the Transfer, Tenant shall submit a Transfer Notice to Landlord. If, thereafter, Tenant modifies any of the terms and conditions relevant to a proposed Transfer specified in the Transfer Notice, Tenant agrees to re-submit such Transfer Notice to Landlord for its consent pursuant to all of the terms and conditions of this Article 10. With respect to any Permitted Transfer, Tenant shall provide Landlord with the prior written notice as provided in the definition thereof or Section 10.1.1, as applicable.

10.3 Release; Subsequent Transfers. Any assignee of Tenant agrees to assume the obligations of Tenant, as assignor, and such assignee shall be bound by the terms of this Lease. After such assignment and assumption, Tenant’s obligations under this Lease shall not be binding upon the Tenant named herein (or upon any subsequent tenant after the assignment by such subsequent tenant), and in the event of such assignment and assumption, Tenant (and any such subsequent tenant) shall be entirely freed and relieved of all covenants and obligations of Tenant hereunder arising from and after the date of assignment (but not arising on or prior to the date of assignment).

10.4 Subletting. Tenant shall not, at any time, sublet or license the Premises.

10.5 Mortgages on Tenant’s Leasehold Interest. Tenant and every permitted successor and assignee as the then holder of the interest of Tenant under this Lease shall, subject to the provisions of this Section 10.5 have the absolute and unconditional right, without the need to seek or obtain the consent of Landlord or any Holder, from time to time, to mortgage and finance and refinance its interest in this Lease (each, a “Leasehold Mortgage”, and the holder thereof, a “Leasehold Mortgagee”). Such rights shall include the right to assign unconditionally, collaterally or otherwise, Tenant’s interest in this Lease as collateral security for such Leasehold Mortgage, and in connection therewith, to grant and convey Tenant’s interest in the Premises, in such form as the holder of the Leasehold Mortgage determines. All proceeds of any Leasehold Mortgage shall belong to Tenant. Any such Leasehold Mortgage shall provide that (i) it is made subject to the terms, covenants, conditions and agreements of this Lease, (ii) such Leasehold Mortgage shall be subordinate to Landlord’s fee interest in the Premises and its first priority lien on the Encumbered Personal Property on the Premises, (iii) Leasehold Mortgagee agrees that copies of all default notices by Leasehold Mortgagee to Tenant under the Leasehold Mortgage shall be given to the Landlord, and (iv) within fifteen (15) days after the execution and delivery of any such Leasehold Mortgage the Leasehold Mortgagee delivers to Landlord, in accordance with the notice provisions of this Lease, a true copy of such Leasehold Mortgage and notifies Landlord of the address of the Leasehold Mortgagee to which notices to the Leasehold Mortgagee under this Lease shall be sent. Landlord shall execute all reasonable documents and agreements, including, without limitation, estoppel, consent, and waiver agreements in such forms as are reasonably required by a Leasehold Mortgagee and reasonably satisfactory to Landlord in connection with its issuance of a Leasehold Mortgage, so long as the same are materially consistent with the terms and provisions of this Lease, do not subordinate Landlord’s fee interest in the Premises or first priority lien on the Encumbered Personal Property to any matter that can result in forfeiture or impairment of Landlord’s fee title to the Premises or first priority lien on the Encumbered Personal Property, nor impose any cost or liability on Landlord. Subject to the foregoing provisions of this Section 10.5 and the provisions of Section 10.6, any Leasehold Mortgage shall, at all times, be subject and subordinate to the terms of this Lease and the first priority lien on the Encumbered Personal Property, and any party foreclosing any such Leasehold Mortgage, or acquiring title by deed in lieu of foreclosure, shall acquire title subject to all of the terms and provisions of this Lease first priority lien on the Encumbered Personal Property. Notwithstanding the foregoing, no Leasehold Mortgagee shall be treated as having assumed any obligations under this Lease until such time as it takes possession of all or any part of the Improvements by foreclosure, deed in lieu of foreclosure or otherwise. No Leasehold Mortgagee shall have liability under this Lease, imposed upon the Leasehold Mortgagee, other than that which arises in connection with and from and after its taking possession of the Premises to perform obligations of Tenant hereunder, at such Leasehold Mortgagee’s sole election.

10.6 Leasehold Mortgagee Protections. The following shall apply in connection with Leasehold Mortgages:

(a) There shall be no consensual cancellation, surrender or modification of this Lease by joint action of Landlord and Tenant, without the prior express consent in writing of the Leasehold Mortgagee, if Landlord shall have previously been apprised in writing of the name and address of such Leasehold Mortgagee;

(b) Landlord shall, at or about the time of serving Tenant with any notice of default by Tenant under this Lease, also serve a copy of such notice upon the Leasehold Mortgagee, if Landlord shall have previously been apprised in writing of the name and address of such Leasehold Mortgagee. The Leasehold Mortgagee shall thereupon have the right to remedy or cause to be remedied the default complained of, including, without limitation, reimbursement to Landlord of any costs or expenses incurred if payable by Tenant under such circumstances, so long as such remedy is performed within the cure periods afforded to Tenant under the provisions of this Lease, plus an additional thirty (30) days which, for the avoidance of doubt shall not constitute an extended cure period available to Tenant. Landlord shall accept such performance by the Leasehold Mortgagee if completed within the period provided to the Leasehold Mortgagee hereunder as if the same had been done by Tenant. However, in no event shall any Leasehold Mortgagee be obligated so to remedy any such default.

(c) Prior to the expiration of the cure period afforded to Tenant under the Lease for the applicable default, plus the additional applicable extended time period for the benefit of the Leasehold Mortgagee, as provided above, Landlord shall not exercise its remedies by reason of such default. If a default cannot be cured unless and until the Leasehold Mortgagee has obtained possession of the Premises, then Landlord shall not exercise its remedies without first giving to the Leasehold Mortgagee an additional reasonable time within which either (i) to obtain possession of the Premises (including, without limitation, possession by a receiver) or (ii) to institute foreclosure proceedings to obtain possession, in each of the circumstances described in items (i) and (ii) above, as expeditiously as is reasonably possible, subject to such delays as are beyond the Leasehold Mortgagee’s reasonable control, but in no event more than thirty (30) days following Leasehold Mortgagee’s receipt of notice of the applicable Event of Default by Tenant. So long as any default is cured by the Leasehold Mortgagee within the applicable time period provided in this paragraph (c), Landlord shall not exercise its remedies by reason of such default so cured.

(d) In the event of the cure by the Leasehold Mortgagee of all defaults of Tenant, Landlord shall, at the election of the Leasehold Mortgagee, enter into a new lease with the Leasehold Mortgagee or its nominee for the remainder of the Term, at the Rent and upon all of the other terms and conditions contained in this Lease, with the benefit of any SNDA in effect. Any such new lease shall be and remain an encumbrance on the Premises having the same priority thereon as this Lease.

(e) The right of a Leasehold Mortgagee to foreclose a Leasehold Mortgage and to sell or assign the lessee interest in this Lease is expressly recognized but shall be subject to the Transfer Requirements and all other terms and provisions of this Lease.

(f) The leasehold estate created by this Lease shall not merge but shall remain separate and distinct notwithstanding the acquisition of both leasehold and fee interests by Landlord or by Tenant or by a third party, by purchase or otherwise, and this Lease shall not be terminated by the application of the doctrine of merger except at the express election of the owner and the consent of the mortgagee under all mortgages or deeds of trust on the Premises.

11. ESTOPPEL CERTIFICATES. At any time and from time to time, within ten (10) days after written request the other party hereto, each party (the “Estoppel Party”) shall execute, acknowledge and deliver to the other party (the “Requesting Party”) a statement executed and acknowledged by the Estoppel Party, in form reasonably satisfactory to the Requesting Party (a) stating the Commencement Date and that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the date to which the payments hereunder have been paid, (c) stating whether or not, to the best of the Estoppel Party’s knowledge, the Requesting Party is in default under this Lease, and, if the Requesting Party is in default, setting forth the specific nature of all such defaults, (d) stating the address of the Estoppel Party to which all notices and communications under the Lease shall be sent, and (e) responding to any other matters reasonably requested by the Requesting Party Each party acknowledges and agrees that any statement delivered (or to be delivered) pursuant to this Article 11 may be relied upon by the Requesting Party and any prospective purchaser of the Building and/or the Property and by any current and/or prospective Holder, and any assignee of any such Holder, and/or, to the extent Landlord has granted its consent to a Transfer or a Transfer is a Permitted Transfer, the proposed transferee of Tenant’s interest in this Lease.

12.	SUBORDINATION AND ATTORNMENT; HOLDER RIGHTS.

12.1 Subordination and Attornment. Without the necessity of any additional document being executed by Tenant for the purpose of effecting a subordination, and at the election of Landlord or any Holder, this Lease will be subject and subordinate at all times to all Security Documents, which may now exist or hereafter be executed which constitute a lien upon or affect the Property or any portion thereof, or Landlord’s interest and estate in any of said items, subject in all events to Section 12.3. Notwithstanding the foregoing, Landlord reserves the right to subordinate (or cause the subordination of) any such Security Documents to this Lease. In the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building or the Premises by reason of any termination or foreclosure of any such Security Documents (and notwithstanding any subordination of such Security Document to this Lease that may or may not have occurred), Tenant agrees to attorn to and become the tenant of such successor, in which event Tenant’s right to possession of the Premises will not be disturbed so long as an Event of Default is not continuing. Tenant hereby waives any right under any Applicable Law or otherwise to terminate or otherwise adversely affect this Lease and the obligations of Tenant hereunder in the event of any termination or transfer of Landlord’s estate or interest in the Property, the Building, or the Premises by reason of any termination or foreclosure of any such Security Documents. Tenant covenants and agrees to execute and deliver, within ten (10) business days of receipt thereof, and in the form reasonably required by Landlord or any Holder, any additional documents evidencing the priority or subordination of this Lease and Tenant’s agreement to attorn with respect to any such Security Document; provided, however, any such agreement subordinating this Lease to such lease, mortgage or deed of trust shall contain a non- disturbance provision that is reasonably acceptable to such Holder, Landlord and Tenant in accordance with Section 12.3, below.

12.2 Holder Protection. Tenant agrees to give each Noticed Holder having a first priority mortgage on the Property, by registered or certified mail, a copy of any notice of default served upon Landlord by Tenant. Tenant further agrees that if Landlord shall have failed to cure such default within thirty (30) days after such notice to Landlord, then, prior to Tenant pursuing any remedy for such default provided hereunder, at law or in equity, any Noticed Holder shall have an additional thirty (30) days within which to cure or correct such default (or if such default cannot reasonably be cured or corrected within that time, then such additional time as may be necessary if the Noticed Holder has commenced within such thirty (30) days and is diligently pursuing the remedies or steps necessary to cure or correct such default).

12.3 SNDA. At any time that the Premises is hereafter made subject to any Security Document(s), Landlord shall use commercially reasonable good faith efforts to cause the Holder to deliver an SNDA to Tenant. Notwithstanding anything herein to the contrary, the subordination of this Lease to any Security Document hereafter placed upon the Premises, and Tenant’s agreement to attorn to the Holder as provided in this Article 12, shall be conditioned upon the Holder entering into an SNDA.

13.	SURRENDER OF PREMISES; HOLDING OVER.

13.1 Tenant’s Method of Surrender. Upon the expiration of the Term of this Lease, or upon any earlier termination of this Lease or the termination of Tenant’s right to possess the Premises, Tenant shall, subject to the provisions of this Article 13 and Section 8.4, quit and surrender possession of the Premises to Landlord in good working order and clean condition, ordinary wear and tear excepted.

13.2 Disposal of Tenant’s Personal Property. If any property not belonging to Landlord remains in the Premises after the expiration of, or within fifteen (15) business days after any earlier termination of, the Term of this Lease or the termination of Tenant’s right to possess the Premises, Tenant shall be deemed to have abandoned such property and to have authorized Landlord to make such disposition of such property as Landlord may desire without liability for compensation or damages to Tenant or any other Tenant Party.

13.3 Holding Over. If Tenant should remain in possession of all or any portion of the Premises after the expiration of the Term of this Lease (or any earlier termination of this Lease or the termination of Tenant’s right to possess the Premises), without the execution by Landlord and Tenant of a new lease or an extension of the Term of this Lease, then Tenant shall be deemed to be occupying the entire Premises as a tenant-at-sufferance, upon all of the terms contained herein, except as to term and Base Rent and any other provision reasonably determined by Landlord to be inapplicable. During any such holdover period, Tenant shall pay to Landlord a monthly Base Rent in an amount equal to one hundred fifty percent (150%) of the Base Rent payable by Tenant to Landlord during the last month of the Term of this Lease and all Additional Rent. The monthly rent payable for such holdover period shall in no event be construed as a penalty or liquidated damages for such retention of possession, nor shall such monthly rent be considered to be any form of Consequential Damages related to such retention of possession. Neither any provision hereof nor any acceptance by Landlord of any rent after any such expiration or earlier termination shall be deemed a consent to any holdover hereunder or result in a renewal of this Lease or an extension of the Term, or any waiver of any of Landlord’s rights or remedies with respect to such holdover. As such, and notwithstanding any provision to the contrary contained herein, Landlord expressly reserves the right to require Tenant to surrender possession of the Premises upon the expiration of the Term of this Lease or upon the earlier termination hereof or at any time during any holdover and the right to assert any remedy at law or in equity and collect damages in connection with any such holdover.

13.4 Survival. The provisions of this Article 13 shall survive the expiration or early termination of this Lease.

14.	WAIVERS; INDEMNIFICATION; CONSEQUENTIAL DAMAGES; LIENS.

14.1 Waivers.

14.1.1 Tenant hereby waives its rights against the Landlord Group with respect to any claims or damages or losses for damage to any Tenant’s Personal Property, which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Tenant under this Lease, and were, in fact, carried by Tenant at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Tenant under this Lease on customary terms, limitations, conditions, and exclusions had such insurance been obtained and maintained as required by this Lease, including all such claims, damages and losses, which are caused by or result from the negligence of any member of the Landlord Group. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

14.1.2 Landlord hereby waives its rights against the Tenant Group with respect to any claims or damages or losses for damage to the Building, the Property and/or Landlord’s equipment and fixtures, which are caused by or result from (i) risks insured against under any insurance policies which are required to be obtained and maintained by Landlord under this Lease and that were, in fact, carried by Landlord at the time of such claim, damage, loss or injury, or (ii) risks which would have been covered under any insurance required to be obtained and maintained by Landlord under this Lease on customary terms, limitations, conditions, and exclusions had such insurance been obtained and maintained as required by this Lease, including all such claims, damages and losses, which are caused by or result from the negligence of any member of the Tenant Group. The foregoing waivers shall be in addition to, and not a limitation of, any other waivers or releases contained in this Lease.

14.2 Indemnification.

14.2.1 Indemnification by Tenant.

14.2.1.1 Tenant hereby agrees to indemnify, defend, and hold harmless Landlord and the other members of the Landlord Group from and against (and to reimburse Landlord and the other members of the Landlord Group for) any and all third party Claims to the extent arising from and/or in connection with:

(a) the use or occupancy of the Premises or any portion of the Building or the Property by Tenant or any other Tenant Party and/or any person claiming by, through or under Tenant or any other Tenant Party, including without limitation:

(b) the payment (or non-payment) of Taxes – Tenant Equipment, Taxes –Real Property, and Margin Taxes;

(c) Claims related to any of Tenant’s Personal Property;

(d) Claims by any Tenant Party (or any individual accessing the Premises on any Tenant Party’s behalf) for bodily injury;

(e) Tenant’s failure to surrender the Premises upon the expiration or any earlier termination of this Lease or the termination of Tenant’s right to possess Premises in accordance with the terms of this Lease;

(f) Claims arising out of a violation of the Economic Development Requirements, to the extent not caused by the wrongful or negligent actions or omissions of Landlord; and

(g) the removal, exercise of dominion over and/or disposition of any of Tenant’s Personal Property that is left in the Premises after the expiration of the Term of this Lease in violation of Section 13.2.

(h) the negligent or willful misconduct of Tenant or any other Tenant Party, anyone directly or indirectly employed by them, or anyone for whose acts they may be liable, with respect to the Premises, the Building or the Property; and

(i) any Person, other than the Tenant’s Broker listed in Item 13 of the Basic Lease Information, making a claim for any commission or other compensation in connection with the execution of this Lease or the leasing of the Premises to Tenant if based on an allegation that such claimant dealt through Tenant.

14.2.1.2 The foregoing notwithstanding, Tenant shall not be required to indemnify Landlord or any other member of the Landlord Group to the extent that the relevant Claims were caused by the gross negligence or willful misconduct of Landlord, any Landlord Party or any member of the Landlord Group.

14.2.1.3 In the event that any action or proceeding is brought against Landlord or any other member of the Landlord Group by reason of any indemnified Claim, Tenant, upon notice from Landlord, shall defend such action or proceeding at Tenant’s cost and expense by counsel reasonably approved by Landlord. Tenant agrees that no settlement offer shall be offered or accepted by Tenant in connection with any such indemnification and/or defense without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This indemnity provision and Tenant’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination or prior to Tenant’s vacation of the Premises and the Building. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.

14.2.1.4 In no event shall the provisions of Section 14.2.1 apply to any Claim arising from and/or in connection with any Tenant Requested Modification, which in all cases shall be governed by the applicable provisions of Exhibit “J”, or any event constituting Force Majeure, or any AHJ Delay.

14.2.2 Indemnification by Landlord. Landlord hereby agrees to defend, indemnify, and hold harmless Tenant and the other members of the Tenant Group from and against (and to reimburse Tenant and the other members of the Tenant Group for) all third party Claims to the extent arising from and/or in connection with:

(a) the negligence or willful misconduct of Landlord, any Landlord Party or any member of the Landlord Group in connection with this Lease or the use of the Landlord-Exclusive Areas or the Access Areas;

(b) any untruth or inaccuracy of Landlord’s Representations; and

(c) any Person, other than the Landlord’s Broker listed in Item 13 of the Basic Lease Information, making a claim for any commission or other compensation in connection with the execution of this Lease or the leasing of the Tenant Space to Tenant if based on an allegation that such claimant dealt through Landlord.

14.2.2.1 The foregoing notwithstanding, Landlord shall not be required to indemnify Tenant or any other member of the Tenant Group to the extent that the relevant Claims were caused by the gross negligence or willful misconduct of any member of the Tenant Group.

14.2.2.2 In the event that any action or proceeding is brought against Tenant or any other member of the Tenant Group by reason of any indemnified Claim, Landlord upon notice from Tenant shall defend such action or proceeding at Landlord’s cost and expense by counsel reasonably approved by Tenant. Landlord agrees that no settlement offer shall be offered or accepted by Landlord in connection with any such indemnification and/or defense without Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. This indemnity provision and Landlord’s obligations under this Section 14.2 shall survive the expiration or termination of this Lease as to any matters arising prior to such expiration or termination. Notwithstanding any provision to the contrary contained in this Section 14.2, nothing contained in this Section 14.2 shall be interpreted or used in any way to affect, limit, reduce or abrogate any insurance coverage provided by any insurer to either Tenant or Landlord.

14.3 Consequential Damages. Notwithstanding anything to the contrary contained herein, under no circumstances whatsoever shall Landlord or Tenant ever be liable under this Lease for first-party or third-party Consequential Damages.

14.4 Liens. Notwithstanding anything to the contrary herein, in no event shall Tenant have any right (express or implied) to create or permit there to be established any lien or encumbrance of any nature against the Premises, the Building or the Property or against Landlord’s or Tenant’s interest therein or hereunder, including, without limitation, for any improvement or improvements by Tenant, and Tenant shall fully pay the cost of any improvement or improvements made or contracted for by Tenant. Any mechanic’s lien filed against the Premises, the Building or the Property, or any portion of any of the above, for work claimed to have been done, or materials claimed to have been furnished to Tenant, shall be duly discharged by Tenant within thirty (30) days after notice from Landlord to Tenant of the filing of the lien.

14.5 Landlord’s Lien. Tenant, in consideration for the Landlord’s lease of the Premises and as security for the obligations of Tenant hereunder, shall grant Landlord a continuing security interest on the items of Tenant’s Personal Property consisting of [***] Miners, and associated monitoring and control systems, but expressly excluding the contents of any of the foregoing such as software, data or other analog or digital information stored on the foregoing or any related intellectual property rights (the “Encumbered Personal Property”) as such property is delivered to the Premises; provided Tenant shall have the right to replace, maintain and repair any such Encumbered Personal Property in the ordinary course and as provided pursuant to Section 8.3.4; provided further, that the lien of any Leasehold Mortgage shall be subordinate to the lien provided for in this Section 14.5, and Tenant shall, and shall cause any Leasehold Mortgagee to, execute all reasonable documents and agreements, including, in such forms as are reasonably required by Landlord to evidence such subordination. Tenant acknowledges and agrees that Landlord may file UCC-1 financing statements in the office of the appropriate governmental authority, in connection with such lien. Landlord agrees to release the lien at the expiration or earlier termination of this Lease subject to satisfaction of any unpaid amounts due and owing from Tenant (which obligation shall survive such expiration or earlier termination of this Lease). Tenant agrees to enter into a security agreement or such other documentation as Landlord may reasonably require in order to perfect and enforce its interest in the Encumbered Personal Property, so long as such agreement and/or documentation is on usual and customary terms. For clarity, Landlord will be bound by its confidentiality and non-use obligations under Section 17.19; provided, however, that Landlord shall not be precluded from filing UCC-1 financing statements with sufficiently detailed collateral descriptions in order to perfect Landlord’s lien on Tenant’s Encumbered Personal Property.

15.	TENANT DEFAULT.

15.1 Events of Default By Tenant. Each of the following shall constitute an Event of Default by Tenant under this Lease:

15.1.1 Any failure or refusal by Tenant to timely pay any Rent or any other payments or charges required to be paid hereunder, or any portion thereof, within [***] days of notice that the same is due; provided, however, that in the event Tenant, during such [***] day period, submits, in good faith, documentation that reasonably demonstrates the amount claimed has been paid or is not due or that the amount claimed (other than Base Rent) is not accurate, such non-payment shall not be construed as an Event of Default.

15.1.2 Any failure by Tenant to perform or observe any other covenant or condition of this Lease (including, without limitation, those contained in the Datacenter Rules and Regulations) to be performed or observed by Tenant (other than those described in Section 15.1.1, above or Sections 15.1.3 through 15.1.6, below) if such failure continues for a period of [***] days following written notice to Tenant of such failure; provided, however, that in the event Tenant’s failure to perform or observe any covenant or condition of this Lease to be performed or observed by Tenant cannot reasonably be cured within [***] days following written notice to Tenant, Tenant shall not be in default if Tenant commences to cure same within such [***] day period and thereafter diligently prosecutes the curing thereof to completion.

15.1.3 The filing or execution or occurrence of any one of the following: (i) a voluntary petition in bankruptcy or other insolvency proceeding commenced by Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge), (ii) a petition or answer by Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) seeking relief under any provision of the Bankruptcy Code, (iii) an assignment by Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) for the benefit of creditors, (iv) a petition or other proceeding by or against Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) for the appointment of a trustee, receiver or liquidator of Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) or any of Tenant’s, Guarantor’s (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC’s (so long as it remains subject to the Equity Pledge) property that is not dismissed within sixty (60) days of the commencement thereof, (v) a proceeding by any governmental authority for the dissolution or liquidation of Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) that is not dismissed within sixty (60) days of the commencement thereof, or (vi) any other instance whereby Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) or any general partner of Tenant, Guarantor (so long as it remains party to the Parent Guaranty or the Equity Pledge) or Air HPC (so long as it remains subject to the Equity Pledge) or any guarantor of Tenant’s obligations under this Lease shall cease doing business as a going concern.

15.1.4 Any failure by Tenant to execute and deliver any statement or document described in Article 11, Section 12.1 or Section 17.22 requested to be so executed and delivered by Landlord within the time periods specified in such Article or Section, where such failure continues for [***] days after delivery of written notice of such failure by Landlord to Tenant.

15.1.5 Any default by Tenant or any affiliate of Tenant under any other lease or agreement with Landlord, or with any Affiliate of Landlord, now existing or hereafter entered into.

15.1.6 Any default by (i) Tenant under the Energy Supply Agreement or Market Rate Energy Supply Agreement, as applicable or (ii) Guarantor under the Parent Guaranty or the Equity Pledge, as applicable.

15.1.7 Any failure to maintain the Tenant Security (or any component thereof) in full force and effect in the then-required amount at any time if such failure continues for a period of [***] days following written notice to Tenant of such failure or any attempt by Guarantor to repudiate the Parent Guaranty or the Equity Pledge.

The parties hereto acknowledge and agree that all of the notice periods provided in this Section 15.1 are in lieu of, and not in addition to, the notice requirements of any Applicable Laws.

15.2 Remedies. Upon the occurrence of any Event of Default by Tenant, in addition to an action for money damages, specific performance and/or injunctive relief, Landlord shall have the option to pursue any one or more of the remedies described in Section 1 of Exhibit “D” attached hereto and incorporated herein by this reference, each and all of which shall, subject to applicable law, be cumulative and nonexclusive; provided, however, notwithstanding anything to the contrary, Landlord’s sole and exclusive remedy with respect to any Event of Default under Section 6.8 shall be to pursue indemnification under Section 14.2.1 and Landlord’s sole and exclusive remedy with respect to any Event of Default under Section 6.9 shall be to implement the Base Rent increase provided for in Section 4.3. In addition, upon the occurrence and continuance of any Event of Default by Tenant, Landlord shall be permitted to exercise all applicable rights and remedies (including foreclosure) under the Parent Guaranty, the Equity Pledge or any other component of Tenant Security (e.g., exercising remedies under any escrow agreement with respect to cash deposits). In addition, Landlord shall have the right to step in and take over operation of Tenant’s Personal Property for the benefit of Landlord only, without limitation to foreclosure or any other remedies Landlord may have hereunder, upon (i) with respect a non-monetary Event of Default, the continuance of such Event of Default for 90 days and (ii) with respect to a monetary Event of Default, the continuance of such Event of Default for 30 days; provided, (a) Landlord shall be obligated to diligently continue the normal operations of Tenant’s Personal Property, (b) all proceeds from the operation of Tenant’s Personal Property shall be applied first to delinquent Rent (if any) and any balance remaining thereafter shall be the property of Tenant, and (c) Landlord’s right to step in shall cease upon cure of the applicable Event of Default’. Notwithstanding anything to the contrary, Landlord shall have no recourse against any assets of any member of the Tenant Group other than Tenant and Guarantor to the extent set forth in the Parent Guaranty and Guarantor’s Equity Pledge of Air HPC) and no personal liability or personal responsibility of any sort with respect to any of Tenant’s obligations hereunder, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against, any member of the Tenant Group other than Tenant and Guarantor to the extent set forth in the Parent Guaranty and Guarantor’s Equity Pledge of Air HPC).

16.	LANDLORD’S LIABILITY.

16.1 Landlord Default; Tenant’s Remedies.

16.1.1 Landlord Default. It shall constitute a Landlord Default if: (a) (i) Landlord shall fail to perform or observe any of Landlord’s Lease Undertakings or (ii) Energy Supplier defaults under the Energy Supply Agreement or Market Rate Energy Supply Agreement, as applicable, and (b) with respect to clause (i), such failure continues for a period of [***] days following written notice to Landlord of such failure; provided, however, that in the event that Landlord’s failure to perform or observe any of Landlord’s Lease Undertakings cannot reasonably be cured within [***] days following written notice to Landlord, such failure to cure shall not be a Landlord Default if Landlord commences its cure within such [***] day period and thereafter diligently prosecutes the curing thereof to completion.

16.1.2 Tenant’s Remedies. Except as otherwise expressly provided herein, (a) in the event of any Landlord Default, Tenant’s sole and exclusive remedies for any such failure shall be an action for money damages, specific performance and/or injunctive relief, and (b) in no event shall Tenant have the right to terminate the Lease nor shall Tenant’s obligation to pay Base Rent or other charges under this Lease abate based upon any default by Landlord of its obligations under the Lease. Tenant hereby expressly waives any right conveyed to Tenant by virtue of any law granting Tenant a lien upon the property of Landlord and/or upon rental due to Landlord or granting Tenant a right to withhold Rent and/or terminate this Lease. In the event of any Landlord Default, Tenant, after [***] days’ advance written notice of its intention to do so, shall have the right to remedy such Landlord Default on Landlord’s behalf, in which event Landlord shall reimburse Tenant within [***] days after invoice therefor for all reasonable costs and expenses actually incurred by Tenant in connection therewith. If Landlord fails to reimburse Tenant within the time period specified in the preceding sentence, Tenant shall be entitled to set off all such amounts as shall be due to Tenant from the next payments of Rent due to be paid to Landlord under this Lease.

16.2 Landlord’s Liability. In consideration of the benefits accruing under this Lease to Tenant, and notwithstanding anything to the contrary contained in the Lease Documents, it is expressly understood and agreed by and between the parties to this Lease that:

(i) the collective recourse of Tenant and its successors and assigns against Landlord (and the liability of Landlord to Tenant, its successors and assigns) with respect to (a) any actual or alleged breach or breaches by or on the part of Landlord of any of Landlord’s Lease Undertakings, and (b) any other matter relating to Tenant’s occupancy of the Premises, shall be limited, in the aggregate, solely to an amount equal to Landlord’s Liability Cap, except as provided below;

(ii) other than Landlord’s Liability Cap, Tenant shall have no recourse against any other assets of Landlord except as provided below;

(iii) Tenant shall have no recourse against any assets of any member of the Landlord Group other than Landlord;

(iv) other than Landlord’s Liability Cap (except as provided below), no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against Landlord; and

(v) no personal liability or personal responsibility of any sort with respect to any of Landlord’s Lease Undertakings, or any alleged breach thereof, is assumed by, or shall at any time be asserted or enforceable against, any member of the Landlord Group other than Landlord.

Notwithstanding the foregoing, in no event shall Landlord’s Liability Cap apply to any claim, actions, suit or proceeding, and all losses, damages, obligations, liabilities, penalties, fines, costs and expenses arising from any such claim, action, suit, or proceeding, including, without limitation, attorneys’ fees, legal costs, and other costs and expenses of defending against any such claim, action, suit, or proceeding against Landlord for (a) any such claim, actions, suit or proceedings to the extent it is covered by Landlord’s “Commercial general liability insurance”, “Workers’ compensation insurance” or “Automobile insurance liability” policies set forth in Exhibit “B”, (b) the loss or conversion of any Tenant Security, (c) any untruth or inaccuracy of Landlord’s Representations or (d) the fraud or willful misconduct of Landlord or any Landlord Party in connection with the Lease.

16.3 Transfer of Landlord’s Interest. Landlord (and each of Landlord’s successors-in-interest) shall have the right, from time to time, to assign its interest and obligations, in writing and/or by operation of law, in and under this Lease to any third party that is not a Tenant Competitor (as defined below) to whom Landlord conveys its interest in the Premises. Once and if Landlord (and/or any successor to Landlord) shall convey its interest in the Premises to a third party, and provided that such assignee agrees in writing to be bound by the terms of this Lease, (a) Landlord (and each such successor) shall be fully released from all of the obligations and liabilities of Landlord under the Lease Documents accruing on or after the date of such transfer of Landlord’s interest in the Premises to such third party, and (b) Tenant agrees to look solely to the successor-in-interest of Landlord for all such obligations and liabilities accruing on or after the date of such transfer. If any security has been given by Tenant to secure the faithful performance of any of the covenants of this Lease, Landlord shall transfer or deliver said security, as such, to Landlord’s successor in interest and thereupon Landlord shall be discharged from any further liability with regard to said security.

16.4 Tenant’s Right of First Offer. Tenant shall have a right of first offer to purchase the Premises as provided herein:

[***].

[***].

[***].

[***].

17.	MISCELLANEOUS.

17.1 Severability. If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision hereof is invalid or unenforceable, (i) the remaining terms and provisions hereof shall be unimpaired and shall remain in full force and effect; and (ii) the invalid or unenforceable term or provision shall be replaced by a term or provision that is valid and enforceable and that comes closest to effectuating the intention of such invalid or unenforceable term or provision.

17.2 No Waiver. No failure or delay by Landlord or Tenant to insist on the strict performance of any obligation, covenant, agreement, term or condition of this Lease, or to exercise any right or remedy available upon such non-performance, will constitute a waiver thereof, and no breach or failure by Landlord or Tenant to perform will be waived, altered or modified, except by written instrument signed by Landlord or Tenant, as applicable.

17.3 Attorneys’ Fees and Costs. If either Landlord or Tenant initiates any litigation, mediation, arbitration or other proceeding regarding the enforcement, construction or interpretation of this Lease, then the non- prevailing party shall pay the prevailing party’s reasonable attorneys’ fees and costs (including, without limitation, all reasonable expense reimbursements, expert witness fees, litigation costs, court or arbitration tribunal costs, filing fees, exhibit fees, forensic consultant fees, litigation support costs, expert witness fees, the costs of appeals and attorneys’ fees and costs incurred in connection with post-judgment collection and enforcement efforts). In addition, if it should otherwise be necessary or proper for Landlord to consult an attorney concerning this Lease for the review of instruments evidencing a proposed Transfer, Tenant agrees to pay to Landlord its actual reasonable attorneys’ fees to the extent such fees exceed $500.00 (but not to exceed $2,500.00 per Transfer). The parties agree that this Section 17.3 shall survive the expiration or termination of this Lease.

17.4 Waiver of Right to Jury Trial. TO THE FULLEST EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH EXPRESSLY WAIVES ITS RIGHT TO TRIAL BY JURY IN ANY TRIAL HELD AS A RESULT OF A CLAIM ARISING OUT OF, IN CONNECTION WITH, OR IN ANY MANNER RELATED TO THIS LEASE IN WHICH LANDLORD AND TENANT ARE ADVERSE PARTIES. FOR THE AVOIDANCE OF DOUBT, THE FILING OF A CROSS-COMPLAINT BY ONE AGAINST THE OTHER IS SUFFICIENT TO MAKE THE PARTIES “ADVERSE.”

17.5 Headings; Time; Survival. The headings of the Articles, Sections, Schedules and Exhibits of this Lease are for convenience only and do not define, limit or construe the contents thereof. Words of any gender used in this Lease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days. In all instances where a party is required to pay any sum or do any act at a particular indicated time or within an indicated period, it is understood that time is of the essence. Any obligations of a party accruing prior to the expiration or termination of this Lease shall survive the expiration or termination of this Lease, and such party shall promptly perform all such obligations whether or not this Lease has expired.

17.6 Notices. Any notice which may or shall be given under the provisions of this Lease shall be in writing and may be delivered by (i) hand delivery or personal service, (ii) a reputable overnight courier service which provides evidence of delivery, (iii) facsimile (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), or (iv) e-mail (so long as a confirming copy is forwarded by a reputable overnight courier service within twenty-four (24) hours thereafter), if for Landlord, to the Building office and at the address specified in Item 11 of the Basic Lease Information, or if for Tenant, at the address specified in Item 3 of the Basic Lease Information, or at such other addresses as either party may have theretofore specified by written notice delivered in accordance herewith. Such address may be changed from time to time by either party by giving notice as provided herein. Notice shall be deemed given, (a) if delivered by hand or personal service, when delivered, (b) if sent by a reputable overnight courier service, on the business day immediately following the business day on which it was sent, (c) the date the facsimile is transmitted, or (d) the date the e-mail is transmitted.

17.7 Governing Law; Jurisdiction. This Lease shall be governed by, and construed in accordance with, the laws of the state in which the Property is located. In addition, Landlord and Tenant hereby submit to the local jurisdiction of the State in which the Property is located. Each party agrees that any action by the other against such party shall be instituted in the State in which the Property is located.

17.8 Incorporation; Amendment; Merger. This Lease, along with any schedules, exhibits and attachments or other documents referred to herein, all of which are hereby incorporated into this Lease by this reference, constitutes the entire and exclusive agreement between Landlord and Tenant relating to the Premises and each of the aforementioned documents may be altered, amended or revoked only by an instrument in writing signed by the party to be charged thereby. All prior or contemporaneous oral or written agreements, understandings and/or practices relative to the leasing or use of the Premises are merged herein or revoked hereby.

17.9 Brokers. Each party hereto represents to the other that the representing party has not engaged, dealt with or been represented by any broker in connection with this Lease other than the respective broker specified in Item 13 of the Basic Lease Information.

17.10 Examination of Lease; Binding on Parties. Each of the parties hereto acknowledges that it has read and reviewed this Lease and that it has had the opportunity to confer with counsel in the negotiation of this Lease. Accordingly, this Lease shall be construed neither for nor against Landlord or Tenant, but shall be given a fair and reasonable interpretation in accordance with the meaning of its terms and the intent of the parties. This Lease shall not be binding or effective until each of the parties hereto has executed and delivered an original counterpart hereof to each other. No contractual or other rights shall exist between Landlord and Tenant with respect to the Premises until both have executed and delivered this Lease, notwithstanding that Landlord has delivered to Tenant an unexecuted copy of this Lease. The submission of this Lease to Tenant shall not constitute the grant of an option for Tenant to lease, or otherwise create any interest by Tenant in, the Premises. The execution of this Lease by Tenant and return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has, in fact, executed and delivered this Lease to Tenant.

17.11 Recordation. Neither Tenant nor any Person acting through, under or on behalf of Tenant shall record or cause the recordation of this Lease; provided, however, within ten (10) Business Days after the Effective Date, Landlord and Tenant shall execute, acknowledge and deliver a memorandum of this Lease in form appropriate for recording or registration and otherwise in the form of Exhibit “M” attached hereto. Tenant, at Tenant’s cost and expense, shall have the right to record same. In no event shall such memorandum of Lease be deemed to change or otherwise affect any of the terms, covenants and conditions of this Lease.

17.12 Authority. Each of Landlord and Tenant represents to the other party that the person executing this Lease on its behalf is duly authorized to execute and deliver this Lease pursuant to its respective by-laws, operating agreement, resolution or other legally sufficient authority. Further, each party represents to the other party that (i) if it is a partnership, the undersigned are all of its general partners, (ii) it has been validly formed or incorporated, (iii) it is duly qualified to do business in the state in which the Property is located, and (iv) this Lease is being executed on its behalf and for its benefit.

17.13 Successors and Assigns. Except as otherwise provided in this Lease, all of the covenants, conditions and provisions of this Lease shall be binding upon, and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives and permitted successors and assigns.

17.14 Force Majeure. Except for the extent to which a party’s obligations or rights are expressly stated herein to apply notwithstanding the effect of Force Majeure events, a party shall incur no liability to the other party with respect to, and shall not be responsible for any failure to perform, any of its obligations hereunder (other than payment obligations or obligations that may be cured by the payment of money (e.g., maintaining insurance)) if such failure is caused by a Force Majeure event. The amount of time for a party to perform any of its obligations (other than payment obligations) shall be extended by the amount of time such party is delayed in performing such obligation by reason of any Force Majeure event.

17.15 No Partnership or Joint Venture; No Third Party Beneficiaries. Nothing contained in this Lease shall be deemed or construed to create the relationship of principal and agent, or partnership, or joint venturer, or any other relationship between Landlord and Tenant other than landlord and tenant. Landlord shall have no obligations hereunder to any Person other than Tenant, and no other parties shall have any rights hereunder as against Landlord.

17.16 Access by Landlord. Landlord, Landlord’s agents and employees shall have the right to enter any and all parts of the Premises at any reasonable time upon prior reasonable written notice (except in the case of an Emergency when no prior notice shall be required, and except as otherwise expressly set forth below) to examine the condition thereof, to clean, to make any repairs, alterations or additions required to be made by Landlord hereunder, to show the Premises to prospective purchasers or prospective or current mortgage lenders (in either case only upon 48 hours’ prior oral or written notice), to show the Premises to prospective tenants (only during the last nine (9) months of the Term, and only upon 48 hours’ prior oral or written notice), to determine whether Tenant is complying with the terms of this Lease, and/or to exercise any of Landlord’s rights or remedies hereunder; provided, notwithstanding the foregoing, except in cases of Emergencies, neither Landlord nor any of Landlord’s agents and employees shall enter the Powered Shells or the server control room in the Operational Space unless accompanied by Tenant or a representative of Tenant. In connection with Landlord’s rights hereunder, Tenant agrees that Landlord shall at all times have and retain a key that will unlock all of the doors in, on or about the Premises; and, in the absence of such a key, in the event of an Emergency, Landlord shall have the right to use any reasonable means to open such doors to obtain entry to the Premises. In no event shall Landlord or any of Landlord’s agents and employees use such key to enter the Powered Shells or the server control room in the Operational Space except in the event of an Emergency. Notwithstanding anything herein to the contrary, Landlord shall use reasonable efforts to minimize disruption of Tenant’s business or occupancy during such entries. Notwithstanding anything in this Section 17.16 to the contrary, EPC Contractor shall have full, prompt access to the Premises as needed to complete work in timely fashion pursuant to the EPC Agreement, so long as EPC Contractor complies with the requirements set forth on Exhibit “P” attached hereto.

17.17 Rights Reserved by Landlord. Except as otherwise expressly provided to the contrary in this Lease, Landlord hereby expressly reserves all rights related to the Premises, the Building and the Property, including, but not limited to the right: (i) to change the name or street address of the Building and/or the Property; (ii) to install, operate and maintain systems which monitor, by closed circuit television or otherwise, all persons entering or leaving the Building and/or the Property; and (iii) to install and maintain pipes, ducts, conduits, wires and structural elements located on the Premises and which serve the Landlord Office Space and other parts of the Property not containing any portion of the Premises;

17.18 Counterparts; Delivery by Facsimile or E-mail. This Lease may be executed simultaneously in two (2) or more counterparts each of which shall be deemed an original, but all of which shall constitute one and the same Lease. Landlord and Tenant agree that the execution of this Lease by electronic means (including by use of DocuSign (or similar method) and/or by use of digital signatures) and/or the delivery of an executed copy of this Lease by facsimile or e-mail shall be legal and binding and shall have the same full force and effect as if an original executed copy of this Lease had been delivered.

17.19 Confidentiality.

i. “Confidential Information” means any information or data, regardless of whether it is in tangible form, disclosed or made available by either party (the “Disclosing Party”) that the Disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within [***] days of disclosure to the other party (the “Receiving Party”); provided, however, that a Disclosing Party’s business plans, strategies, technology, research and development, current and prospective customers, billing records, data, software, and other products or services will be deemed Confidential Information of the Disclosing Party even if not so marked or identified. For clarity, Tenant’s Confidential Information includes, among other things, all data on its equipment, proprietary cooling system and other technical information or equipment, algorithms and other business or technical procedures.

ii. Information will not be deemed “Confidential Information” if the Receiving Party can show such information: (a) is known to the Receiving Party prior to receipt from the Disclosing party directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party, (b) becomes known (independently of disclosure by the Disclosing Party to the Receiving Party) directly or indirectly from a source other than one having an obligation of confidentiality to the Disclosing Party, (c) becomes publicly known or otherwise ceases to be secret or confidential, except through a breach of this Lease by the Receiving Party, or (d) is independently developed by the Receiving Party without use of or reference to any Confidential Information disclosed by the Disclosing Party.

iii. Each party agrees that (a) the terms and provisions of this Lease are confidential and constitute Confidential Information of the parties, (b) it shall not disclose, and it shall cause its partners, officers, directors, shareholders, employees, brokers, auditors and attorneys to not disclose any of the Disclosing Party’s Confidential Information to any other person without first obtaining the prior written consent of the Disclosing Party, (c) it will only use the Disclosing Party’s Confidential Information as necessary to perform its obligations or exercise its rights under this Lease, and (d) it will use at least the same degree of care in protecting the Disclosing Party’s Confidential Information as such party uses to protect its own Confidential Information of similar nature and value, but in no event less than a reasonable standard of care. Notwithstanding the foregoing sentence, but except as provided below, each party shall have the right to disclose such Confidential Information to the extent required, but only to the extent required (x) to the Receiving Party’s Affiliates and employees and their respective advisors, consultants, officers, directors, principals, investors, attorneys, accountants and lenders who are required to have access to such Confidential Information in connection with the performance of this Lease including without limitation as necessary, in redacted fashion, for EPC Contractor to perform work and, with respect to the existence of the Lease and the identity of the Landlord and Tenant, to Receiving Party’s and its Affiliates’ current and prospective investors (“Business Disclosures”), so long as in each case any such person to whom disclosure is made shall also agree to keep this Lease and all such confidential information confidential in accordance with the terms hereof and/or (y) if required under any applicable securities or other laws regarding public disclosure of business information, and/or (z) as required by law or any court ruling as further described below (“Legal Disclosures”, and together with the Business Disclosures, the “Permitted Disclosures”).

iv. Notwithstanding the foregoing, with respect to a Permitted Disclosure by Landlord or Tenant, such Permitted Disclosures shall (a) be limited to the Confidential Information required to be disclosed, and all other Confidential Information shall be excluded from the disclosure or appropriately redacted, (b) in the case of Business Disclosures, the Disclosing Party shall make such Business Disclosure subject to a confidentiality agreement or other undertaking from the Receiving Party to keep such information confidential, and (c) in the case of Legal Disclosures the disclosing party shall, prior to making such disclosures (1) promptly notify the other party in writing, and (2) cooperate with the Disclosing Party’s reasonable, lawful efforts to resist, limit or delay disclosure or to obtain confidential treatment of such applicable Legal Disclosure. Neither Landlord nor Tenant shall issue any press release or public statement identifying the other party without such party’s prior written consent, which may be withheld in its sole and absolute discretion. The foregoing notwithstanding, Landlord and Tenant each reserve the right to post a press release or press releases, that discloses the fact that Landlord and Tenant have entered into a lease, to be mutually agreed upon in good faith by Landlord and Tenant; provided that same does not disclose the location, economics or square footage related hereto. Any references in such press release or press releases, in excess of the fact that Landlord and Tenant have entered into a lease, require approval by Tenant, which Tenant may withhold in its sole and absolute discretion; provided further that when posting any press release regarding the Lease, Tenant shall be identified using its public-facing parent name, Rhodium Enterprises, Inc., to the fullest extent possible.

v. The parties agree that this Section 17.19 shall survive the expiration or termination of this Lease.

17.20 OFAC. Neither Tenant nor any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Person List) or under any statute, executive order (including the September 24, 2001, Executive Order Block Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

17.21 Incorporation of Schedules and Exhibits. All of the terms and conditions of all of the Schedules and Exhibits to this Lease are hereby incorporated into this Lease.

17.22 Financial Statements. Within ten (10) business days after Landlord’s written request therefor, which request shall be made only in the event that any actual or prospective lender, mortgagee or purchaser of the Building has required same, Tenant shall deliver Tenant’s Financial Statements to Landlord for the last two (2) fiscal years immediately preceding Landlord’s request for which Tenant’s Financial Statements have been completed. If Tenant does not then have such Financial Statements audited, Tenant must forward unaudited Financial Statements certified by Tenant’s chief financial officer as true, complete and correct in all material respects. Tenant’s failure to timely comply with this Section 17.22 shall be an Event of Default by Tenant under Section 15.1.4 of this Lease. Landlord hereby agrees to maintain Tenant’s Financial Statements as proprietary and confidential and agrees not to disclose Tenant’s Financial Statements to any third party other than any actual or prospective lender, mortgagee, or purchaser of the Building, and Landlord’s attorneys, accountants and similar business advisors and, in the case of any such disclosure, Landlord shall cause any such persons to whom the Tenant’s Financial Statements have been disclosed to not disclose the same. Notwithstanding the foregoing, this Section 17.22 shall not apply with regard to Tenant’s Financial Statements if, as the case may be, (a) the entity named as “Tenant” under this Lease is a publicly traded entity that is traded on a nationally recognized stock exchange, and (b) such entity’s Financial Statements are available online at no cost to Landlord.

17.23 Tenant’s Installation of Personal Property; Full Load Deployment. Tenant shall be solely responsible, at its sole cost and expense, for the acquisition, delivery, installation and commissioning of Tenant’s Personal Property in the Premises necessary for the conduct normal Permitted Use operations. Landlord and Tenant acknowledge and agree that Landlord shall have no duty or obligation to provide HVAC to the Premises and the designs for the Building, and the Building installed by Landlord will not include an HVAC system to cool the Premises, except that Landlord shall provide an HVAC system to provide habitation cooling for the Operational Space and to cool any server room within the Operation Space. Commencing on the first Commencement Date, Tenant shall begin installation of Tenant’s Personal Property on the Premises and agrees to use commercially reasonable efforts to cause Tenant’s servers to be deployed at a rate of power consumption of no less than [***] MW per month. When the installed equipment can draw no less than [***] MW of Critical Load Power as demonstrated by meter reads (“Full Load Deployment”), Landlord shall deliver written notice thereof to Tenant, which notice shall specify the date that Full Load Deployment was achieved (the “Full Load Deployment Date”).

17.24 Landlord’s Representations and Warranties. The representations and warranties of Landlord set forth in Exhibit “L” attached hereto (the “Landlord Representations”) are hereby incorporated by reference as if fully set forth herein as integral and material terms hereof.

[SIGNATURES APPEAR ON NEXT PAGE]

IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the respective dates set forth below to be effective as of the Effective Date.

LANDLORD:

TEMPLE GREEN DATA LLC,
a Delaware limited liability company

By:	/s/ Henry Jones
Name:	Henry Jones
Title:	President

Date:	August 31, 2021

TENANT:

RHODIUM RENEWABLES LLC,
a Delaware limited liability company

By:	/s/ Cameron Blackmon
Name:	Cameron Blackmon
Title:	Authorized Signatory

Date:	08/31/2021

- Signature Page -

SCHEDULE “2”

BASE RENT

Base Rent shall be the following amounts for the following periods of time:

Base Rent:

For the initial Term, $[***] per month for the period commencing on the Commencement Date (Powered Shell-A) and expiring on the last day of the initial Term of the Lease, subject to Section 3.2 of the Lease.

For the First Extension Term, $[***] per month (the “First Extension Term Base Rent”).

For the Second Extension Term, $[***] per month (the “Second Extension Term Base Rent”).

[***].

EXHIBIT “A”

DEPICTION OF PREMISES

[***]

EXHIBIT “B-1”

TENANT’S INSURANCE REQUIREMENTS

Policies

A. Commercial general liability insurance (including contractual liability):	$2,000,000 per occurrence; $4,000,000 each general aggregate and products completed/operations aggregate .*
B. “Special Peril Form” property insurance:	Full replacement value of Tenant’s Alterations and Tenant’s Personal Property in the Premises and elsewhere on the Property.
C. Workers’ compensation insurance:	In accordance with the laws of the state in which the Property is located, and Employer’s Liability insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease - Policy Limit.
D. Automobile liability insurance:	Primary auto liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired, and non-owned vehicles used by Tenant or any other member of the Tenant Group.

*	Some	or all of which may be provided by “umbrella” or excess liability insurance.

Requirements:

All insurance required of Tenant under this Lease shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the State in which the Property is located. Tenant’s commercial general liability policy shall be written to apply to all bodily injury (including death) and property damage losses, and shall include blanket contractual liability, broad form property damage, independent contractor’s coverage, cross liability and severance of interest clauses.

EXHIBIT “B-2”

LANDLORD’S INSURANCE REQUIREMENTS

Policies

A. Commercial general liability insurance (including contractual liability):	$2,000,000 per occurrence, ; $4,000,000 each general aggregate and products completed/operations aggregate.*
B. “Special Peril Form” property insurance:	Full replacement value of the Building and Landlord’s personal property installed therein.
C. Workers’ compensation insurance:	In accordance with the laws of the state in which the Property is located, and Employer’s Liability insurance with a limit not less than $1,000,000 Bodily Injury Each Accident; $1,000,000 Bodily Injury By Disease - Each Person; and $1,000,000 Bodily Injury By Disease - Policy Limit.
D. Automobile liability insurance:	Primary auto liability insurance with limits of not less than $1,000,000 per occurrence covering owned, hired and non-owned vehicles used by Landlord or any other member of the Landlord Group.

*	Some	or all of which may be provided by umbrella coverage.

Requirements:

All insurance required of Landlord under this Lease shall be issued by insurers with a “General Policyholders Rating” of at least A-, VIII, as set forth in “Best’s Insurance Guide.” Such insurers shall be authorized to do business in the State in which the Property is located. Landlord’s commercial general liability policy shall be written to apply to all bodily injury (including death) and property damage losses, and shall include blanket contractual liability, broad form property damage, independent contractor’s coverage, cross liability and severance of interest clauses.

EXHIBIT “C”

DESCRIPTION OF THE LAND

[***].

EXHIBIT “D”

TEXAS STATE LAW PROVISIONS

1. REMEDIES FOR EVENTS OF DEFAULT.

1.1 Landlord’s Right to Terminate Upon Tenant Default. This Lease and the Term and estate hereby granted and the demise hereby made are subject to the limitation that if and whenever any Event of Default by Tenant shall occur and be continuing, Landlord may, at Landlord’s option, in addition to all other rights and remedies given hereunder or by law or equity, do any one or more of the following without notice or demand, any such notice or demand being hereby waived:

1.1.1 Terminate this Lease in which event Tenant shall immediately surrender possession of the Premises to Landlord.

1.1.2 Enter upon and take possession of the Premises and expel or remove Tenant and any other occupant therefrom in accordance with Applicable Laws, with or without having terminated this Lease.

1.2 No Surrender or Merger. Exercise by Landlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of all or any part of the Premises by Tenant, whether by agreement or by operation of law, it being understood that such surrender can be effected only by the written agreement of Landlord and Tenant. No removal or other exercise of dominion by Landlord over the property of Tenant or others on or about the Premises shall be deemed unauthorized or constitute a conversion, Tenant hereby consenting, after any Event of Default by Tenant, to the aforesaid exercise of dominion over Tenant’s property within the Building, in accordance with the Lease, including Section 13 and Section 15.2, to the extent that the same do not conflict with applicable law. All claims for damages by reason of such re-entry and/or possession are hereby waived, as are all claims for damages by reason of any distress warrant, forcible detainer proceedings, sequestration proceedings or other legal process. Any such re-entry by Landlord shall be pursuant to judgment obtained in forcible detainer proceedings or as otherwise permitted by applicable law, as Landlord may elect, and Tenant agrees that Landlord shall not be liable in trespass or otherwise.

1.3 Damages Upon Default.

1.3.1 If Landlord elects to terminate this Lease by reason of an Event of Default by Tenant, then, notwithstanding such termination, Tenant shall be liable for and shall pay to Landlord the sum of all rental and other indebtedness accrued to the date of such termination, plus such other damages proven by Landlord that are set forth in non-appealable judgment entered against Tenant by a court of competent jurisdiction.

1.3.2 In the event that Landlord elects to terminate this Lease by reason of any Event of Default by Tenant, in lieu of exercising the rights of Landlord under the preceding paragraph of this Section 1.3, Landlord may instead hold Tenant liable for all rental and other indebtedness accrued to the date of such termination, plus such rental and other indebtedness as would otherwise have been required to be paid by Tenant to Landlord during the period following termination of the Term of this Lease measured from the date of such termination by Landlord until the expiration of the Term of this Lease (had Landlord not elected to terminate this Lease on account of such Event of Default by Tenant) diminished by any net sums thereafter received by Landlord through reletting the Premises during said period (after deducting expenses incurred by Landlord as provided in Section 1.5 below). Actions to collect amounts due by Tenant provided for in this paragraph of this Section 1.3 may be brought from time to time by Landlord during the aforesaid period, on one or more occasions, without the necessity of Landlord’s waiting until the expiration of such period, and in no event shall Tenant be entitled to any excess of rental (or rental plus other sums) obtained by reletting over and above the rental provided for in this Lease.

1.4 Intentionally Omitted.

1.5 Landlord’s Expenses. Upon an Event of Default by Tenant, Tenant shall also be liable for and shall pay to Landlord, in addition to any sum provided to be paid pursuant to this Lease, all reasonable expenses incurred by Landlord in enforcing Landlord’s remedies, including (i) the costs and expenses of securing new tenants, including expenses for refixturing, alterations and other costs in connection with preparing the Premises for the new tenant and any reasonable or necessary alterations, (ii) the cost of removing and storing Tenant’s or other occupant’s property, and (iii) reasonable attorneys’ fees actually paid by Landlord. Past due rental and other past due payments shall bear interest from maturity at the Default Rate (as defined in Section 3.4 of this Lease) until paid.

1.6 Intentionally Omitted.

1.7 Reletting. If Landlord elects to terminate this Lease by reason of an Event of Default by Tenant, then Landlord shall thereafter use commercially reasonable efforts to re-let the Premises at a commercially reasonable rent; provided, however, that Landlord shall have no obligation to solicit or entertain negotiations with any other prospective tenant for the Premises until Landlord obtains full and complete possession of the Premises. Additionally, Tenant agrees that Landlord has no obligation to relet the Premises (A) at a rental rate or otherwise on terms below market, as then determined by Landlord in its sole discretion; (B) to any entity not satisfying Landlord’s then standard financial credit risk criteria or any other restriction set forth in Section 10.1 of the Lease; (C) for a use (1) not consistent with Tenant’s use prior to default; (2) which would violate then applicable law or any restrictive covenant or other lease affecting the Building; (3) which would impose a greater burden upon the Building’s facilities; or (4) which would involve any use of Hazardous Materials; or (iii) make any alterations to the Premises, or the Building or otherwise incur any costs in connection with any such reletting.

1.8 Equitable Relief. In addition to the other remedies provided in this Lease, subject to Applicable Laws, Landlord shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the covenants, conditions or provisions of this Lease or to a decree compelling specific performance of any such covenants, conditions or provisions.

2. MARGIN TAX. Notwithstanding anything in this Lease to the contrary (including, without limitation, Section 4.2 of this Lease), Tenant shall be responsible for all taxes attributable to taxable margin levied pursuant to Chapter 171 of the Texas Tax Code, as the same may be amended, superseded or replaced from time to time (“Margin Taxes”).

3. CALCULATION OF CHARGES. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions set forth in this Lease for determining charges, amounts and additional rent payable by Tenant (including, without limitation, payments under Section 3.4) are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges. ACCORDINGLY, TENANT HEREBY VOLUNTARILY AND KNOWINGLY WAIVES ALL RIGHTS AND BENEFITS OF TENANT UNDER SECTION 93.012 OF THE TEXAS PROPERTY CODE, AS SUCH SECTION NOW EXISTS OR AS MAY BE HEREAFTER AMENDED OR SUCCEEDED.

4. TENANT HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ., BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF TENANT’S OWN SELECTION, TENANT VOLUNTARILY CONSENTS TO THIS WAIVER.

5. WAIVER OF RIGHT TO PROTEST. TENANT HEREBY WAIVES ANY AND ALL RIGHTS UNDER SECTION 41.413 AND 42.015 OF THE TEXAS TAX CODE GRANTING TO TENANT THE RIGHT TO CONTEST APPRAISED VALUES, OR TO RECEIVE NOTICE OF REAPPRAISED VALUES, ON ALL OR ANY PORTION OF THE BUILDING IRRESPECTIVE OF WHETHER LANDLORD HAS ELECTED TO CONTEST SAME. To the extent such waiver is prohibited by applicable law, Tenant hereby appoints Landlord as Tenant’s attorney in fact, coupled with an interest, to appear and take all actions on behalf of Tenant which Tenant may have under said Section of the Code with respect to the Building, but not with respect to Tenant’s personal property located within the Premises.

6. WAIVER OF LIEN. TENANT WAIVES ALL LIEN RIGHTS UNDER SECTION 91.004 OF THE TEXAS PROPERTY CODE, AS WELL AS ANY SUCCESSOR STATUTE GRANTING TENANT A LIEN IN LANDLORD’S PROPERTY.

7. SECURITY DEPOSIT. Notwithstanding anything in Article 5 of the Lease to the contrary, Tenant hereby expressly waives the requirements and applicability of Section 93.005 – 93.010 of the Texas Property Code, and agrees that Landlord shall return to Tenant the balance of the Tenant Security not applied to satisfy Tenant’s obligations within a reasonable time, not to exceed 60 days, after the Term ends and Tenant’s surrender of the Premises in compliance with the provisions of this Lease, provided Tenant has performed all of its obligations hereunder. If such waiver is not effective under Applicable Law, Landlord shall, within the time required by Applicable Law, return to Tenant the portion of the Tenant Security remaining after deducting all damages, charges and other amounts permitted by Applicable Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered as a result of any breach of this Lease by Tenant.

8. EXPRESS NEGLIGENCE / FAIR NOTICE. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS LEASE, THE INDEMNIFICATION, DEFENSE, WAIVER AND RELEASE PROVISIONS SET FORTH IN THIS LEASE SHALL APPLY EVEN IF THE LOSS OR DAMAGE IS CAUSED, IN WHOLE OR IN PART, DIRECTLY OR INDIRECTLY, BY THE ACTIVE OR PASSIVE, JOINT, CONCURRENT OR COMPARATIVE NEGLIGENCE OF THE INDEMNIFIED PARTY(IES).

EXHIBIT “E”

INTENTIONALLY OMITTED

EXHIBIT “E-1”

COMMISSIONING CRITERIA1

Commissioning consists of five general levels of activities summarized as follows:

Level 1 – Factory Testing

Manufacturers’ standard test reports will be reviewed prior to shipment of equipment to the site.

Level 2 – Component Verification

Individual system components are verified at the site upon delivery for compliance with the design specifications, drawings, and approved submittals or shop drawings.

Level 3 – System Construction Verification

As the components are assembled into individual systems, the construction or installation of the overall system is verified. This includes an evaluation of interconnection between components, physical arrangement, support and anchoring, and access and clearance.

Level 4 – Individual System and Major Equipment Operation Verification

Subsequent to the completion of construction and assembly of each individual system or major equipment element, it is started-up and tested for proper functional operation and performance.

Level 5 – Integrated Systems Operation Verification

The test procedures that comprise Level 5 commissioning are designed to simulate the operation of the Premises’ infrastructure during a full range of operational situations, including loss of utility services, single and multiple equipment failure, normal sequential changes to the equipment operation, and planned maintenance operations.

This effort is dependent upon the successful completion of all prior levels of commissioning. The assembly of appropriate documentation and certifications for the completion of Level Four commissioning will be a prerequisite.

Level 5 commissioning will typically be completed in three basic steps:

●	Initial planning
●	Preparation of test procedures
●	Implementation of tests

[1]	NTD: Sample text in this exhibit to be replaced with relevant excerpts from EPC Agreement exhibits related to commissioning procedures.

EXHIBIT “F”

SERVICE LEVEL AGREEMENT

Table A.

Critical Load Power:	Tenant requires 185 megawatts of 3 phase / 240 volt power, or, upon the prior written consent of Landlord, such increased amount that the transformer serving the Premises cam safely support, as certified by an electrical engineer or other licensed professional reasonably acceptable to Landlord.
Back-Up Power Specifications:	Tenant requires that the server room load of approximately 400 amps of 3 phase 120/208 volt power remain energized during a primary power outage.

A. LANDLORD’S ESSENTIAL SERVICES. Landlord shall install and maintain the Substation sufficient to allow Tenant to purchase and receive electric energy in an amount up to the Critical Load Power. Notwithstanding the foregoing, Landlord has no electricity supply obligation under this Lease, and Tenant’s sole rights to electricity supply shall be pursuant to the Energy Supply Agreement. Tenant shall be responsible for providing any back-up generators necessary to furnish back-up power for the Operational Space sufficient to meet the Back-Up Power Specifications. Landlord shall have no obligation to provide emergency, supplemental or back-up power systems for use in the Premises, or otherwise in, or for, the Premises. Initially capitalized terms contained herein that are not otherwise defined in this Exhibit “F”, shall have the respective meanings ascribed to such terms in the Lease.

EXHIBIT “G”

EXCLUSIONS FROM OPERATING EXPENSES

The following shall be excluded from Operating Expenses:

(1) Costs for capital improvements and capital expenditures, with any such capital improvements or costs to be amortized over the useful economic life of such improvements as determined by Landlord in its reasonable discretion (without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes);

(2) Costs for repair, replacements and general maintenance paid by proceeds of insurance or by Tenant, other tenants in the Building or other third parties, and alterations attributable solely to tenants of the Building other than Tenant;

(3) Costs for principal, interest, amortization or other payments on loans to Landlord and all refinancings thereof;

(4) Costs for depreciation of the Building, Building equipment and Landlord’s personal property;

(5) Costs for costs and expenses incurred in connection with leasing space in the Building to tenants (including Tenant), including, without limitation, marketing costs, leasing commissions and the costs of any inducements provided to tenants, including but not limited to tenant improvement work, tenant finish allowances, costs incurred for materials and labor in connection with the installation of multi-tenant floor corridor configurations, rent allowances, lease takeover costs, payment of moving costs and other similar costs and expenses;

(6) Costs for legal expenses, other than those incurred for the general benefit of the Building’s tenants (e.g., tax disputes);

(7) Costs for renovating or otherwise improving space for occupants of the Building or vacant space in the Building;

(8) Costs for correcting structural defects or defects in the construction of the Building, including, without limitation, any matter covered by any warranty or guaranty provided to Tenant by Landlord, or any noncompliance or nonconformance of the Building with Applicable Law;

(9) Costs for overtime or other expenses of Landlord in curing defaults or performing work expressly provided in this Lease to be borne at Landlord’s expense;

(10) Costs for federal income taxes, inheritance, estate, gift, franchise, corporation, or similar taxes assessed against or imposed on or measured by the income of Landlord from the operation of the Building, except to the extent imposed in lieu of all or any part of taxes;

(11) Costs for alterations, maintenance, repair or replacements attributable solely to other tenants or occupants of the Building or for building equipment or systems dedicated to premises of other tenants in the Building and not the Premises;

(12) Costs for fees for professional services including legal, architectural, engineering, accounting and appraisal that (a) are not directly related to the management, operation, repair and maintenance of the Building, or (b) are related to the purchase or leasing of the Building;

(13) Costs incurred by Landlord to the extent that Landlord is entitled to receive reimbursement for such costs from any source (including, but not limited to, insurance and tenants of the Building);

(14) Costs for real estate commissions, attorneys’ fees and other costs and expenses incurred in connection with negotiations with purchasers or potential purchasers of the Building;

(15) Costs for all costs and expenses (including but not limited to attorneys’ fees) incurred in connection with disputes with tenants or other occupants of the Building;

(16) Costs for expenses in connection with services or other benefits which are not provided to Tenant, but which are provided solely to other tenants or occupants of the Building;

(17) Costs incurred by Landlord due to the violation by Landlord, or any other tenants of the Building, of the terms and conditions of any lease of space in the Building;

(18) Costs for rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment or machinery ordinarily considered to be of a capital nature, if such machinery or equipment would constitute a capital expenditure if purchased by Landlord;

(19) Costs for advertising and promotional expenditures;

(20) Costs for penalties or fines incurred by Landlord due to a violation by Landlord of any legal requirement, building codes or any other government rule or requirement; and

(21) Costs necessitated by or resulting from the gross negligence of Landlord, its agents, officers, or employees or Landlord’s breach of its obligations under this Lease or any lease with other tenants in the Building.

(22) Any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances by Landlord and the cost of defending against claims in regard to the existence or release of Hazardous Substances at the Building or the Property unless such existence or release of Hazardous Substances was caused by Tenant or any Tenant Party.

(23) Costs of any items for which Landlord is or is entitled to be paid or reimbursed by insurance.

(24) Any cost representing an amount paid to a person firm, corporation or other entity related to Landlord that is in excess of the fair market amount which would have been paid in the absence of such relationship.

(25) Late fees or charges incurred by Landlord due to late payment of expenses, except to the extent attributable to Tenant’s actions or inactions.

(26) Any cost associated with operating as an on or off-site management office for the Building, except to the extent included in the management fee permitted hereby.

(27) Taxes – Landlord Equipment and Taxes – Other.

EXHIBIT “H-1”

COMMENCEMENT DATE NOTICE

______________ ____, 2022

VIA: [***]
AND FEDERAL EXPRESS

Rhodium Renewables LLC
[***]
[***], TX [***]

Re:	That certain Datacenter Lease with an effective date of , 20 (as amended and modified from time to time, the “Lease”), by and between Rhodium Renewables LLC, a Delaware limited liability company (“Tenant”), as tenant, and Temple Green Data LLC, a Delaware limited liability company (“Landlord”), as landlord, covering certain premises more particularly described in the Lease at that certain building located at [***]. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

Ladies and Gentlemen:

Please be advised that Landlord has caused the Commencement Date Conditions to be completed. Accordingly, Landlord confirms the following:

1.	The Commencement Date of the Lease is ________________ ____, 20___.

2.	Tenant’s Base Rent schedule is as follows:

$ _____________ for the period ________________ ____, 20___ through ________________ ____, 20___ (the Partial Month)

3.	In the event you object to this Commencement Date Notice, you have five (5) business days from receipt hereof to object thereto by delivering written notice to Landlord in accordance with the terms of the Lease.

Please be advised that Rent payable by Tenant under the Lease shall be delivered, and Item No. 12 of the Basic Lease Information is hereby amended to read, as follows:

ACH Payments:

Routing Number:
Account Number:
Account Name:
Regarding/Reference: Tenant Account No., Invoice No.

Wire Payments:

Routing Number:
Account Number:
Account Name:
Regarding/Reference: Tenant Account No., Invoice No.

Check Payments:

Overnight Address:

Contact Information:

________________________
________________________
________________________
P: _____________________
F: _____________________

Should you have any questions, please contact [PROPERTY MANAGER] at [PHONE #], who will be glad to assist you.

Sincerely,

By:
Name:
Title:
On behalf of Landlord

cc:	[INSERT ADDITIONAL NOTICE ADDRESSES, IF APPLICABLE]

EXHIBIT “H-2”

DELIVERY OF PREMISES NOTICE

______________ ____, 2022

VIA: [***]
AND FEDERAL EXPRESS

Rhodium Renewables LLC
[***]
[***], TX [***]

Re:	That certain Datacenter Lease with an effective date of , 20 (as amended and modified from time to time, the “Lease”), by and between Rhodium Renewables LLC, a Delaware limited liability company (“Tenant”), as tenant, and Temple Green Data LLC, a Delaware limited liability company (“Landlord”), as landlord, covering certain premises more particularly described in the Lease at that certain building located at [***]. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Lease.

Ladies and Gentlemen:

Please be advised that Landlord has caused the [Phase Readiness Conditions for the [___]2 Block of Powered Shell-[A][B] (the “Block”)][Stage 2 Readiness][Substantial Completion Conditions] to be completed. Accordingly, Landlord confirms the following:

1.	[Phase Readiness has been achieved with respect to the Block as of ___________ ____, 20___, as evidenced by the Certificate of Phase Readiness attached hereto as Annex A.] [Stage 2 Readiness has been achieved as evidenced by the Certificate of Stage 2 Readiness] [Substantial Completion has been achieved with respect to the Building as of ___________ ____, 20___ as evidenced by the Certificate of Substantial Completion attached hereto as Annex A.]

2.	Tenant’s Base Rent schedule is as follows:

$ _____________ for the period ___________ ____, 20___ through ___________ ____, 20___ (the Partial Month)

[2]	Note to Form: Include “second”, “third” or “fourth” as applicable.

Should you have any questions, please contact [PROPERTY MANAGER] at [PHONE #], who will be glad to assist you.

Sincerely,

By:
Name:
Title:
On behalf of Landlord

cc:	[INSERT ADDITIONAL NOTICE ADDRESSES, IF APPLICABLE]

ANNEX A

[Phase Readiness][Stage 2 Readiness][Substantial Completion] Certificate

[To be attached]

EXHIBIT “I”

LETTER OF CREDIT PROVISIONS

A. General. Any Letter of Credit shall be in such form as may from time to time be reasonable and customary or as may be reasonably requested by the issuer of the Letter of Credit. Any Letter of Credit shall be issued by an institutional lender of good financial standing (which lender shall, in any event, (i) have a Credit Rating of at least A- by S&P and A3 by Moody’s and (ii) a minimum combined capital and surplus of at least $1,000,000,000.00 as of the date of issuance of the Letter of Credit, having a place of business where the Letter of Credit can be presented for payment within the State of Texas. Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any Applicable Security Deposit Laws.

B. Renewal of Letter of Credit. Tenant shall maintain any Letter of Credit in effect from the date which Tenant delivers the Letter of Credit to Landlord until the date which is sixty (60) days after Tenant shall have performed all of its obligations under the Lease (said period is hereinafter referred to as the “L/C Term”). If the expiration date of the Letter of Credit (or any renewal or replacement Letter of Credit provided pursuant to this section) occurs prior to the end of the L/C Term, then Tenant shall deliver to Landlord a renewal of the Letter of Credit or a replacement Letter of Credit meeting all of the terms and conditions of this section, not later than thirty (30) days prior to the then-applicable expiration date. Each Letter of Credit provided pursuant to this section shall have an expiration date which is at least one (1) year from such Letter of Credit’s date of issue except where the then-applicable expiration date of the Letter of Credit is less than one (1) year from the end of the L/C Term, in which case the renewal or replacement Letter of Credit shall be for such lesser period. The issuing bank’s agreement to place an automatic renewal provision in the Letter of Credit shall not relieve or release Tenant from its obligation to provide a renewal or replacement Letter of Credit on the terms hereinabove stated, it being understood that any such automatic renewal is an independent obligation of the issuing bank which is intended for Landlord’s sole benefit. If Tenant fails to provide the renewal or replacement Letter of Credit not later than fifteen (15) days prior to the then-applicable, stated expiration date (excluding automatic renewal provisions), such failure shall be a default by Tenant, and Landlord shall have the right, without notice or demand, on one or more occasions, to draw upon all or any part of the remaining proceeds of the Letter of Credit in accordance with the terms of the Lease.

C. Draw on Letter of Credit. In addition to the foregoing, Landlord may draw on the Letter of Credit in accordance with the terms of Section 5.1 of the Lease.

D. Application of Letter of Credit Proceeds. Landlord may apply the proceeds it receives from a draw on the Letter of Credit in accordance with Section 5.1 of the Lease, and as collateral for obligations of Tenant under the Lease.

E. Downgrade Event. If the Letter of Credit issuer Credit Rating is downgraded below the Credit Rating set forth in A(i) above (a “Downgrade Event”), Tenant shall deliver to Landlord a replacement Letter of Credit meeting the requirements set forth in this Exhibit “I” or a cash deposit, in an amount, dollar for dollar, equal to the portion of the Tenant Security that it replaces, within thirty (30) days of such Downgrade Event. If Tenant fails to deliver to Landlord such replacement Letter of Credit or cash deposit within thirty (30) days following a Downgrade Event as set forth herein, Landlord may draw on the Letter of Credit in full.

F. Enforcement. Tenant’s obligation to furnish the Letter of Credit shall not be released, modified or affected by any failure or delay on the part of Landlord to enforce or assert any of its rights or remedies under the Lease or this section, whether pursuant to the terms thereof or at law or in equity. Landlord’s right to draw upon the Letter of Credit shall be without prejudice or limitation to Landlord’s right to draw upon any security deposit provided by Tenant to Landlord or to avail itself of any other rights or remedies available to Landlord under the Lease or at law or equity.

G. Conflict. If there is any conflict between the terms and conditions of this Exhibit “I” and the terms and conditions of the Lease, the terms of the Lease shall control.

EXHIBITS “J” AND ACCOMPANYING EXHIBITS

[To be attached]

EXHIBIT “J”

LANDLORD IMPROVEMENTS; SUBSTANTIAL COMPLETION; MILESTONES; CONSTRUCTION DOCUMENTS

[***]

EXHIBIT “J-1(a)”

TECHNICAL SPECIFICATIONS AND
PROGRAM REQUIREMENTS FOR LANDLORD’S IMPROVEMENTS

[***]

EXHIBIT “J-1(b)”

SITE PLAN SHOWING IMPROVEMENTS, SUBSTATION, BUILDINGS, BLOCKS AND OPERATIONAL SPACE

[***]

EXHIBIT “J-1(c)”

PRELIMINARY DESIGN DOCUMENTS

[***]

EXHIBIT “J-2”

OVERALL PROJECT SCHEDULE

[***]

EXHIBIT “J-3”

INTENTIONALLY OMITTED

EXHIBIT “J-4”

DEFINED TERMS

[***]

EXHIBIT “K”

DATACENTER RULES AND REGULATIONS

[To be attached prior to Commencement Date (Powered Shell-A) pursuant to Section 6.2]

EXHIBIT “L”

LANDLORD’S REPRESENTATIONS AND WARRANTIES

Each of the following representations and warranties is made as of the Effective Date:

1. Landlord owns fee simple title to the Property, free and clear of any Security Document(s) and other liens and encumbrances, other than those listed in Exhibit “O”, and neither the execution and delivery of this Lease, nor compliance with the terms and provisions hereof, will result in any breach of the terms, conditions or provisions of, or conflict with or constitute a default under, or result in the creation of any lien, charge or encumbrance upon the Property pursuant to the terms of any restriction, easement or other agreement that is binding on the Property or violate any provision of Applicable Law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

2. To the knowledge of Landlord, except as set forth in the Phase I Environmental Site Assessment dated July 27, 2021, prepared by Terracon Consultants Inc. as Project No. 96217491, delivered to Tenant prior to the Effective Date, the Premises is free of Hazardous Materials as of the Effective Date. Landlord shall be responsible to promptly remove (at Landlord’s sole cost and expense, which shall be excluded from Operating Expenses) any Hazardous Materials existing in the Premises, the Building and/or the Property on the Commencement Date (the “Pre-Existing Hazardous Materials”) in accordance with all Environmental Laws.

3. No order, permission, consent, approval, license, authorization, registration or validation of, or filing with, or exemption by, any governmental agency, commission, board or public authority is required to authorize, or is required in connection with the execution, delivery and performance by Landlord of this Lease or the taking of any action thereby contemplated, which has not been obtained. Landlord has received no notice of any violation of any Applicable Law or any governmental or third-party permit, consent, approval, license or agreements required for the development, construction or operation of the Building under all applicable laws, codes, rules, regulations and agreements in force and effect as of the date hereof.

4. The Permitted Use shall be permitted under the certificate of occupancy and all Approvals for the Building. The use of the Premises for the Permitted Use shall not violate any provision of Applicable Law, or any applicable order, writ, injunction, judgment or decree of any court, or any order or other public regulation of any governmental commission, bureau or administrative agency.

5. There is no material action, suit or proceeding pending or, to the actual knowledge of Landlord, threatened, against or affecting the Property, or arising out of the ownership, management or operation of the Property, this Lease or the transactions contemplated hereby.

6. There is no pending or to the actual knowledge of the Landlord, contemplated, condemnation, eminent domain or similar proceeding with respect to all or any portion of the Property.

7. Except for the Lease, there are no leases or occupancy agreements currently in effect which affect the Property.

8. Neither Landlord nor any of its Affiliates, nor any of their respective partners, members, shareholders or other equity owners, and none of their respective employees, officers, directors, representatives or agents, is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of OFAC (including those named on OFAC’s Specially Designated and Blocked Person List) or under any statute, executive order (including the September 24, 2001, Executive Order Block Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action.

EXHIBIT “M”

FORM OF MEMORANDUM OF LEASE

NOTICE OF CONFIDENTIALITY RIGHTS:

IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OR ALL OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

Re:

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE AGREEMENT (this “Memorandum”) is made and entered into as of (but not necessarily on) the ____ day of ____________, 20____, by Temple Green Data LLC, a Delaware limited liability company (“Landlord”) and Rhodium Renewables LLC, a Delaware limited liability company (“Tenant”).

R E C I T A L S:

A. Landlord and Tenant are the parties to that certain Data Center Lease (the “Original Lease”) dated ______________, 2021 (the “Lease”), respecting certain real property described on Exhibit A of this Memorandum (“Premises”).

B. Landlord and Tenant are entering into this Memorandum for the purpose of providing notice of the Lease.

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby covenant and agree as follows:

1. Lease Binding. The Lease is binding on Landlord and Tenant and encumbers the Premises.

2. Term of Lease. The Term of the Lease commenced on _________________, 2021 and is currently scheduled to expire on ______________, 2021, subject to extension or early termination as may be provided in the Lease.

3. Notice Addresses. As of the date of this Memorandum, the notice addresses for Landlord and Tenant under the Lease are as follows:

Landlord:

Temple Green Data LLC
[***],
Houston, Texas 77056

Tenant:

Rhodium Renewables LLC
[***]
[***], TX [***]

4. Counterparts. This Memorandum may be executed in multiple counterparts each of which is deemed an original but together constitute one and the same instrument.

[SIGNATURES AND ACKNOWLEDGEMENTS ON FOLLOWING PAGES]

The parties have caused this Memorandum to be executed on the day and year first written above.

LANDLORD:

TEMPLE GREEN DATA LLC

By:
Name:
Title:
Date:

TENANT:

RHODIUM RENEWABLES LLC

By:
Name:
Title:
Date:

[ACKNOWLEDGMENTS FOLLOW ON NEXT PAGE]

LANDLORD’S ACKNOWLEDGEMENT

STATE OF TEXAS	§
§
COUNTY OF	§

BEFORE ME, the undersigned Notary Public, personally appeared [Name of Individual], [Title] of [Corporation], a Texas corporation, General Partner of [PARTNERSHIP], a Texas limited partnership, known to me personally (or proved to me on the oath of __________________________________________ or through [describe identity card or other document]________________________________) to be the person whose name is subscribed to the foregoing document, and acknowledged that s/he executed the foregoing document on behalf of such corporation, on behalf of such limited partnership, in the capacities and for the purposes and consideration therein expressed.

TENANT’S ACKNOWLEDGEMENT

STATE OF TEXAS	§
§
COUNTY OF	§

BEFORE ME, the undersigned Notary Public, personally appeared [Name of Individual], [Title] of [Corporation], a Texas corporation, General Partner of [PARTNERSHIP], a Texas limited partnership, known to me personally (or proved to me on the oath of __________________________________________ or through [describe identity card or other document] ________________________________) to be the person whose name is subscribed to the foregoing document, and acknowledged that s/he executed the foregoing document on behalf of such corporation, on behalf of such limited partnership, in the capacities and for the purposes and consideration therein expressed.

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

[***].

INSTRUMENT PREPARED BY
AND AFTER RECORDING RETURN TO:

EXHIBIT “N”

INTENTIONALLY OMITTED

EXHIBIT “O”

PERMITTED ENCUMBRANCES

The matters listed as “Exceptions from Coverage” and “Special Exceptions” in the attached pro forma Owner’s Policy of Title Insurance issued by Amtrust Title Insurance Company, File No. [***].

EXHIBIT “P”

CONSTRUCTION COORDINATION REQUIREMENTS

[To be attached as provided in the lease.]

EXHIBIT “Q”

DIVISION OF RESPONSIBILITY – ELECTRICAL INFRASTRUCTURE

[To be attached.]